     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 1997

                                                      REGISTRATION NO. 333-20677
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          ENDOCARDIAL SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                            3815                           41-1724963
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)        Identification Number)         Classification Code Number)

                          1350 ENERGY LANE, SUITE 110
                           ST. PAUL, MINNESOTA 55108
                                 (612) 644-7890
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JAMES W. BULLOCK
                          ENDOCARDIAL SOLUTIONS, INC.
                          1350 ENERGY LANE, SUITE 110
                           ST. PAUL, MINNESOTA 55108
                                 (612) 644-7890
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

            KENNETH L. CUTLER                            DAVID B. MILLER
           Dorsey & Whitney LLP                        Faegre & Benson LLP
          Pillsbury Center South                       2200 Norwest Center
          220 South Sixth Street                     90 South Seventh Street
    Minneapolis, Minnesota 55402-3901           Minneapolis, Minnesota 55402-1498
              (612) 340-2600                              (612) 336-3000

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                           PROPOSED        PROPOSED MAXIMUM    PROPOSED MAXIMUM
               TITLE OF EACH CLASS OF                    AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
            SECURITIES TO BE REGISTERED                 REGISTERED(1)        PER UNIT(2)           PRICE(2)        REGISTRATION FEE
Common Stock, $.01 par value........................   2,587,500 shares         $12.00           $31,050,000          $9,410(3)



(1) Including 337,500 shares of Common Stock which the Underwriters have the option to purchase solely to cover over-allotments, if any.


(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457.


(3) A registration fee of $12,546 has been previously paid.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED MARCH 18, 1997


PROSPECTUS

DATED        , 1997


                                2,250,000 SHARES


                                     [LOGO]
                                  COMMON STOCK


All of the 2,250,000 shares of Common Stock offered hereby (the "Initial Public Offering") are being issued and sold by Endocardial Solutions, Inc. ("ESI" or the "Company").



Concurrently with the offering of the shares made hereby, the Company intends to sell an additional 750,000 shares of Common Stock in a concurrent private placement (the "Concurrent Private Placement") to Medtronic, Inc., an existing shareholder of the Company, at a price equal to the Price to Public. See "Concurrent Private Placement of Shares to Medtronic."



Prior to the Initial Public Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the Initial Public Offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the Initial Public Offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "ECSI".


SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                              Price to       Underwriting      Proceeds to
                                               Public         Discount(1)     Company(1)(2)
Per Share................................         $                $                $
Total(3).................................         $                $                $



(1) Excludes fees aggregating $      payable to the Representatives of the
    Underwriters in connection with the Concurrent Private Placement, and
    proceeds to the Company aggregating $      from the sale of shares of Common
    Stock in the Concurrent Private Placement.



(2) Before deducting expenses payable by the Company estimated at $400,000.



(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 337,500 shares of Common Stock solely to cover over-allotments, if any, at the Price to Public less the Underwriting Discount. If all such shares are purchased, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $         , $
    and $         , respectively. See "Underwriting."


The shares of Common Stock are offered by the Underwriters subject to prior sale when, as, and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that certificates for such shares will be available for delivery at the offices of
Piper Jaffray Inc. in Minneapolis, Minnesota on or about        , 1997.

Piper Jaffray inc.                                    Volpe, Welty & Company llc

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS, INCLUDING FINANCIAL INFORMATION, SHARE AND PER SHARE DATA (I) HAS BEEN ADJUSTED TO REFLECT THE PRO FORMA CONVERSION OF ALL OUTSTANDING SHARES OF THE COMPANY'S SERIES A, SERIES B, SERIES C AND SERIES D PREFERRED STOCK (THE "PREFERRED STOCK") INTO SHARES OF COMMON STOCK UPON CLOSING OF THE OFFERING, (II) REFLECTS THE ONE-FOR-TWO REVERSE STOCK SPLIT OF THE COMMON STOCK TO BE EFFECTED IN MARCH 1997, (III) REFLECTS THE SALE OF 750,000 SHARES OF COMMON STOCK IN THE CONCURRENT PRIVATE PLACEMENT AND (IV) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. REFERENCES HEREIN TO THE "OFFERINGS" INCLUDE THE 2,250,000 SHARES BEING OFFERED HEREBY (THE "INITIAL PUBLIC OFFERING") AND THE 750,000 SHARES BEING OFFERED CONCURRENTLY TO MEDTRONIC, INC. IN A PRIVATE PLACEMENT (THE "CONCURRENT PRIVATE PLACEMENT"). SEE "CONCURRENT PRIVATE PLACEMENT OF SHARES TO MEDTRONIC" AND "UNDERWRITING." INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."


                                  THE COMPANY

    Endocardial Solutions, Inc. ("ESI" or the "Company") designs, develops, and manufactures a minimally invasive diagnostic system that diagnoses, within the span of a few heartbeats, tachycardia, a potentially fatal abnormal heart rhythm. The Company believes that its proprietary EnSite catheter and clinical workstation (together, the "EnSite System") is a powerful new diagnostic tool that will enable electrophysiologists to rapidly and comprehensively map tachycardia and improve the selection of patient treatment options.

    The Company conducted clinical trials of the EnSite System in the United Kingdom on sixteen patients for ventricular tachycardia and on seven patients for supraventricular (atrial) tachycardia. The Company conducted in early 1997 a limited clinical trial on five ventricular tachycardia patients in the United States under an investigational device exemption ("IDE") from the FDA. Although clinical data obtained to date are insufficient (and included patients who experienced complications) to demonstrate the safety and efficacy of the EnSite System under applicable United States and international regulatory guidelines, the Company anticipates that this and additional clinical trials will be used to support a pre-market approval ("PMA") application to obtain approval to market the EnSite System for the diagnosis of ventricular tachycardia in the United States. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain. See "Risk Factors--Limited Clinical Testing Experience; Safety and Efficacy Not Yet Established" and "--Lack of Regulatory Approval."

    Tachycardias are caused by irregular electrical activity in the heart which disrupts the heart's normal pumping action. Ventricular tachycardia ("VT") occur in the lower chambers of the heart and frequently lead to serious complications, including sudden cardiac death. Supraventricular tachycardia ("SVT"), including atrial fibrillation and flutter, originate in the upper chambers of the heart and often result in chest pain, fatigue and dizziness and, while generally not life-threatening, are a leading cause of stroke in the United States.

    It is estimated that in the United States approximately one million people suffer from VT and approximately three million suffer from some form of SVT. The Company estimates that, based on the experience of members of its Scientific Advisory Board, a majority of these four million VT and SVT patients suffer from complex forms of tachycardia that have multiple points of origin in unpredictable locations in the heart ("complex tachycardia"). To date, electrophysiologists have generally been unable to adequately diagnose complex tachycardia due to the limited capabilities of present technology. Currently available single-point contact catheters require time-consuming and tedious procedures that generally produce an insufficient amount of data to effectively locate, diagnose and optimally treat complex tachycardia.

    The Company's EnSite System is designed to enable electrophysiologists to rapidly and precisely locate the multiple, unpredictable points of origin of complex tachycardia. The EnSite System applies proprietary mathematical algorithms to compute more than 3,000 points of electrical activity within a heart chamber, producing a high resolution, real-time, three-dimensional color display of the electrical activity in the heart chamber. The "virtual electrogram" function of the EnSite System allows electrophysiologists to instantly view the electrical activity at any of the more than 3,000 points. The EnSite System is also capable of tracking and displaying the location and movements of auxiliary catheters introduced into the chamber.

    The Company's strategy is to establish the EnSite System as the leading cardiac mapping tool for diagnosing complex tachycardia in the more than 700 electrophysiology laboratories in the United States and those in Europe and Japan. The Company believes that the EnSite System has significant advantages over single-point contact catheters currently used to diagnose tachycardia, including:

    - ENHANCED DIAGNOSTIC CAPABILITY. The diagnostic power of the EnSite System is designed to enable electrophysiologists to make more informed decisions in choosing optimal treatment for tachycardia patients. The high resolution, three-dimensional color map generated by the EnSite System should greatly enhance electrophysiologists' diagnostic capabilities through the system's ability to capture and display a significantly greater amount of electrical data than can be generated with currently available contact catheters.

    - ABILITY TO MAP COMPLEX TACHYCARDIAS. ESI believes that its technology will enable electrophysiologists to map complex forms of VT and SVT in the majority of patients who cannot be mapped effectively using currently available technology.

    - REDUCED PROCEDURAL TIME. Currently available single-point contact catheters can require several hours of overall procedural time to diagnose simple tachycardia and can require between six and twelve hours to diagnose complex tachycardia. The Company believes that the EnSite System can reduce the overall procedure time significantly, greatly increasing the number of patients who may be candidates for diagnosis using cardiac mapping technology.

    - REDUCED RADIATION EXPOSURE. The Company believes that the speed with which its technology can map the heart's electrical activity and locate auxiliary catheters will reduce the amount of time that patients and medical staff are exposed to radiation from fluoroscopy, the effects of which are cumulative.

    - REDUCED COSTS. The Company believes that the EnSite System will reduce the costs associated with treating complex tachycardia by significantly reducing the amount of time required to locate and diagnose abnormal heart rhythms and by enabling electrophysiologists to select potentially less costly treatment for patients.


    In April 1996, Medtronic, Inc. ("Medtronic") invested $10 million in the Company through the purchase of Preferred Stock. In connection with this investment, the Company entered into an agreement pursuant to which it granted Medtronic a right of first offer to distribute the Company's products on an exclusive basis outside of North America. Concurrently with the offering of the shares made hereby, the Company is offering an additional 750,000 shares of Common Stock to Medtronic in the Concurrent Private Placement. See "Concurrent Private Placement of Shares to Medtronic," "Principal Stockholders" and "Underwriting."


    The Company is a development stage company that has incurred significant operating losses since its inception. As of December 31, 1996, the Company had an accumulated deficit of approximately $16.7 million. See "Risk Factors--History of Operating Losses; Accumulated Deficit; Expectation of Future Losses." The Company's offices are located at 1350 Energy Lane, Suite 110, St. Paul, Minnesota 55108, and its telephone number is (612) 644-7890. The Company was incorporated in Minnesota in 1992 and was reincorporated in Delaware in 1995.

                                 THE OFFERINGS



Common Stock offered by the Company in the
  Initial Public Offering....................  2,250,000 shares
Common Stock offered by the Company in the
  Concurrent Private Placement...............  750,000 shares
Common Stock to be outstanding after the
  Offerings..................................  8,759,031 shares (1)
Use of proceeds..............................  Working capital, including primarily continued development and testing of, and
                                               clinical trials and marketing activities for,
                                               the EnSite System; capital expenditures and
                                               other general corporate purposes. See "Use of
                                               Proceeds."
Proposed Nasdaq National Market symbol.......  ECSI


                             SUMMARY FINANCIAL DATA
                    (in thousands, except per share amounts)

                                                                                                      PERIOD FROM
                                                                                                      MAY 21, 1992
                                                                                                      (INCEPTION)
                                                                         YEAR ENDED DECEMBER 31,           TO
                                                                     -------------------------------  DECEMBER 31,
                                                                       1994       1995       1996         1996
                                                                     ---------  ---------  ---------  ------------
STATEMENT OF OPERATIONS DATA:
Operating expenses:
  Research and development.........................................  $   3,352  $   3,639  $   4,425   $   12,118
  General and administrative.......................................        857      1,088      1,911        4,197
  Sales and marketing..............................................        282        123        374          818
                                                                     ---------  ---------  ---------  ------------
Operating loss.....................................................     (4,491)    (4,850)    (6,710)     (17,133)
Interest income, net...............................................         83        116        229          433
                                                                     ---------  ---------  ---------  ------------
Net loss...........................................................  $  (4,408) $  (4,734) $  (6,481)  $  (16,700)
                                                                     ---------  ---------  ---------  ------------
                                                                     ---------  ---------  ---------  ------------
Pro forma net loss per share (2)...................................                        $   (1.12)
                                                                                           ---------
                                                                                           ---------
Pro forma weighted average shares outstanding (2)..................                            5,809
                                                                                           ---------
                                                                                           ---------

                                                                                            DECEMBER 31, 1996
                                                                                        --------------------------
                                                                                          ACTUAL    AS ADJUSTED(3)
                                                                                        ----------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents.............................................................  $    6,157   $     36,447
Working capital.......................................................................       5,549         35,839
Total assets..........................................................................       7,200         37,490
Long-term debt and capital lease obligations, less current portion....................         302            302
Deficit accumulated during the development stage......................................     (16,623)       (16,623)
Total stockholders' equity............................................................       6,214         36,504

------------------------

(1) Excludes 897,782 shares of Common Stock issuable upon exercise of options outstanding on such date, which have a weighted average exercise price of $1.14 per share. Also excludes 56,607 shares of Common Stock issuable upon exercise of outstanding warrants, which have a weighted average exercise price of $4.16 per share. See "Description of Capital Stock."

(2) Computed on the basis described in Note 2 of Notes to Financial Statements.


(3) Adjusted to reflect the sale of 3,000,000 shares of Common Stock in the Offerings at an assumed Initial Public Offering price of $11.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

DEPENDENCE ON SUCCESSFUL DEVELOPMENT AND COMMERCIALIZATION OF THE ENSITE SYSTEM

    The Company's future success is entirely dependent upon the successful development, commercialization and market acceptance of the EnSite System, the development of which is ongoing and the complete efficacy and safety of which has not yet been demonstrated. The EnSite System is currently the Company's only potential product, and the Company could be required to cease operations if the system is not successfully commercialized. The EnSite System will require further development, significant additional clinical trials and, ultimately, United States and international regulatory approvals before it can be marketed in the United States and internationally. There can be no assurance that unforeseen problems will not occur in research and development, clinical testing, regulatory submissions and approval, product manufacturing and commercial scale-up, marketing or product distribution. Any such occurrence could materially delay the commercialization of the EnSite System or prevent its market introduction entirely. The Company will not generate any significant revenue until such time, if ever, as the EnSite System is successfully commercialized. There can be no assurance that the Company will ever derive substantial revenues from the sale of the EnSite System. See "Business."

LIMITED CLINICAL TESTING EXPERIENCE; SAFETY AND EFFICACY NOT YET ESTABLISHED

    The Company has conducted only limited clinical trials in the United States and in the United Kingdom. The Company conducted clinical trials of the EnSite System in the United Kingdom on sixteen patients for VT and on seven patients for SVT. The Company has received an IDE from the FDA for, and conducted in early 1997 a limited clinical test of the EnSite System for diagnosing VT in five patients in the United States. Of the nine VT patients which were submitted in the Company's amendment to its IDE application with the FDA, three experienced complications, including one death four days following the procedure. In granting the IDE, the FDA expressed its belief that there is a significant possibility that one or two of the complications were device related. Based on the Company's evaluations, the Company believes these complications were not device related and has submitted its response to the FDA. Clinical data obtained to date are insufficient to demonstrate the safety and efficacy of the EnSite System under applicable United States and international regulatory guidelines. Accordingly, the Company believes it will be required to conduct extensive clinical testing in the United States in order to support a PMA application to the FDA for marketing approval. The Company currently estimates, based on preliminary conversations with the FDA, that a PMA application for marketing approval will require clinical trials on at least 50 additional VT patients. Patients selected for clinical trials must meet stringent guidelines to undergo testing, and there can be no assurance that patients can be enrolled in clinical trials on a timely basis. Further, there can be no assurance that any of the Company's products will prove to be safe and effective in clinical trials under United States or international regulatory guidelines or that the Company will not encounter problems in clinical testing that will cause a delay in the commercialization of the EnSite System. Moreover, the clinical trials may identify significant technical or other obstacles to be overcome prior to obtaining necessary regulatory or reimbursement approvals. In addition, the Company's development of the EnSite System for diagnosing atrial fibrillation is in its early stages. As a result, the Company has not submitted an IDE application for any atrial fibrillation diagnostic products, nor has it applied for regulatory approval in international markets for the use of the EnSite System in diagnosing atrial fibrillation. Securing regulatory approval in the United States or in international markets for use of the EnSite System in diagnosing atrial fibrillation will require extensive clinical trials. If the EnSite System does not prove to be safe and effective in clinical trials, the Company's business, financial condition and results of operations will be materially adversely affected. See "Business--Government Regulation."

LACK OF REGULATORY APPROVAL

    The manufacture and sale of medical devices, including the EnSite System, are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA and corresponding state agencies, and in other countries. In the United States, the Company's products are regulated as medical devices and are subject to the FDA's premarket approval requirements, which have not been satisfied. Securing FDA approvals requires the submission of extensive clinical data and supporting information to the FDA. Although the EnSite System was recently the subject of a clinical trial in the United States on five patients suffering from VT, under an IDE approved by the FDA, the Company cannot file with the FDA a PMA application to market the EnSite System for diagnosing VT in the United States until more extensive clinical trials are completed. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain and frequently requires from one to several years from the date of FDA filing, if premarket approval is obtained at all. In addition, the use of the EnSite System to diagnose SVTs is in the initial stages of clinical development. The Company believes that it will require an IDE approval from the FDA to pursue clinical testing of the EnSite System for SVTs in the United States and significant additional testing will be required to support a subsequent PMA application.

    Sales of medical devices outside of the United States are subject to international regulatory requirements that vary from country to country. The time required to obtain approval for sale internationally may be longer or shorter than that required for FDA approval, and the requirements may differ. After mid-1998, the Company will be required to obtain the certifications necessary to enable the CE Mark to be affixed to the Company's products in order to sell its products in member countries of the European Union. The Company has not obtained such certifications and there can be no assurance it will be able to do so in a timely manner. In addition, significant costs and requests for additional information may be encountered by the Company in its efforts to obtain regulatory approvals. Any such events could substantially delay or preclude the Company from marketing its products internationally.

    Regulatory approvals, if granted, may include significant limitations on the indicated uses for which the product may be marketed. In addition, to obtain such approvals, the FDA and certain foreign regulatory authorities may impose numerous other requirements with which medical device manufacturers must comply. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. In addition, product approvals could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following the initial marketing. The Company will be required to adhere to applicable FDA regulations regarding Good Manufacturing Practices ("GMP") and similar regulations in other countries, which include testing, control, and documentation requirements. Ongoing compliance with GMP and other applicable regulatory requirements will be monitored through periodic inspections by federal and state agencies, including the FDA, and by comparable agencies in other countries. Failure to comply with applicable regulatory requirements, including the marketing of products for unapproved uses, could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket approval for devices, withdrawal of approvals and criminal prosecution. Changes in existing regulations or adoption of new governmental regulations or policies could prevent or delay regulatory approval of the Company's products. Certain material changes to medical devices also are subject to FDA review and approval.

    There can be no assurance that the Company will be able to obtain PMA approval for the EnSite System for use in diagnosing VT and SVT, the certifications necessary for affixation of the CE Mark on the Company's products or other necessary regulatory approvals on a timely basis or at all. Delays in receipt of or failure to receive such approvals, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

UNCERTAINTY OF AVAILABILITY OF TREATMENTS EMPLOYING ENSITE SYSTEM

    The Company has developed its EnSite System to diagnose VT and assist electrophysiologists in selecting among treatment options. Current treatments for VT include drugs, implantable defibrillators, surgery and, potentially, catheter ablation. The Company believes that the EnSite System will enable increased use of catheter ablation for treating complex VT. Because ablation treatment for VT is a relatively new and to date an untested treatment, the long term effects of ablation on patients are unknown. As a result, the long term success of ablation therapy in treating VT will not be known for several years. To date, no medical devices for treating VT patients in the United States through catheter ablation have been approved by the FDA. Such catheter ablation devices require PMA approval by the FDA, and there can be no assurance that any such device will be approved by the FDA, or that any FDA approval will be granted in the near future. Accordingly, there can be no assurance that the catheter ablation market will develop in the near term or ever. Moreover, even if medical devices for catheter ablation are approved by the FDA, there can be no assurance that the market for treating VT through catheter ablation will develop or that the EnSite System will prove useful in diagnosing VT for treatment by catheter ablation products approved by the FDA. The Company is not in the process of developing a catheter for ablation treatment and is entirely dependent upon other medical device companies for the development of such devices. If the medical devices for treating ventricular tachycardia through catheter ablation are not approved by the FDA or, even with such approval, if a market for treating ventricular tachycardia by catheter ablation does not develop, the business, financial condition and results of operations of the Company would be materially adversely affected. See "Business--Background--Ventricular Tachycardia."

UNCERTAINTY OF MARKET ACCEPTANCE; TRAINING OF PHYSICIANS REQUIRED

    The commercial success of the EnSite System is dependent upon the number of diagnostic procedures performed by electrophysiologists using the system. There can be no assurance that the Company's EnSite System will gain any significant degree of market acceptance among electrophysiologists, patients and health care insurers and managed care providers. Electrophysiologists will not recommend that diagnostic procedures be performed using the Company's products until such time, if at all, as clinical data demonstrate the efficacy of such procedures as compared to other diagnostic procedures currently available or under development. See "--Significant Competition; Rapid Technological Change." Even if the clinical efficacy of procedures using the EnSite System is established, electrophysiologists and other physicians may elect not to recommend the procedures for any number of other reasons, including inadequate levels of reimbursement. Broad use of the EnSite System will require training of electrophysiologists, and the time required to complete such training could adversely affect market acceptance. Failure of the Company 's products to achieve significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Uncertainty of Third-Party Reimbursement" and "Business--The EnSite System."

UNCERTAINTY OF ABILITY TO DIAGNOSE AND TREAT ATRIAL FIBRILLATION

    The Company intends to apply the EnSite System to the diagnosis of atrial tachycardia, including atrial fibrillation; however, the Company has conducted clinical studies of its technology on only seven patients suffering from atrial tachycardia. There can be no assurance that the Company will be able to successfully extend its technology to the mapping of atrial fibrillation or obtain regulatory approval to test and market any products developed using such technology to map atrial fibrillation. In addition, the Company has made and expects to continue to make significant research and development expenditures in extending its technology to the diagnosis of atrial fibrillation. There can be no assurance that the Company will realize any benefit from these expenditures.

    Atrial fibrillation is a complex disease and the subject of continuing research. The therapies presently available for atrial fibrillation are in the developmental stage with no proven effectiveness. Even if the Company is successful in extending its technology to provide products that are capable of diagnosing atrial fibrillation, there can be no assurance that treatments for atrial fibrillation will exist that will require the diagnostic capabilities of any products developed by the Company. As a result, there can be no assurance that a commercial market will ever develop for any product developed by the Company for the diagnosis of atrial fibrillation. The Company is not currently engaged and has no present intention to engage in researching or developing any medical devices for the treatment of atrial fibrillation. See "Business-- Background--Supraventricular Tachycardia."

UNCERTAINTY OF ABILITY TO PENETRATE COMPLEX TACHYCARDIA PATIENT POPULATION

    The Company's EnSite System is designed to diagnose patients suffering from complex tachycardia. The Company estimates that, based on the experience of members of its Scientific Advisory Board, a majority of the four million patients who suffer from tachycardia have complex forms of this disease. Although the Company believes that the patients who suffer from complex tachycardia are potential candidates for diagnosis using the Company's EnSite System, there can no assurance as to the number of complex tachycardia patients that will be diagnosed using the Company's products due to a number of factors, including patient preferences, the health and clinical history of the particular patient, the access of the patient to electrophysiology labs employing the EnSite System, the availability of alternative diagnostic procedures, the availability of treatment options and the expense of the diagnosis using the EnSite System vis-a-vis alternative diagnostic procedures. Failure of the Company's products to achieve significant penetration of the population of patients suffering from complex tachycardia could have a material adverse effect on the Company's business, financial condition and results of operations. See also "--Uncertainty of Availability of Treatments Employing the EnSite System," "--Uncertainty of Market Acceptance; Training of Physicians Required" and "--Uncertainty of Ability to Diagnose and Treat Atrial Fibrillation."

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; EXPECTATION OF FUTURE LOSSES

    The Company has generated no revenue and has sustained significant operating losses each year since its inception. As of December 31, 1996, the Company had an accumulated deficit of approximately $16.7 million. Net losses for the years ended December 31, 1994, 1995 and 1996 were approximately $4.4 million, $4.7 million and $6.5 million. The Company expects such losses to continue at least through 1999. There can be no assurance that the Company will ever generate substantial operating revenues or achieve profitability. The Company's ability to generate revenues from operations and achieve profitability is dependent upon successful development, regulatory approval, manufacturing and commercialization of the EnSite System and the Company's successful transition from a development stage company to a manufacturing and sales company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

SIGNIFICANT COMPETITION; RAPID TECHNOLOGICAL CHANGE

    The cardiac medical device market is highly competitive and characterized by rapid innovation and technological change. The Company's EnSite System for the mapping of ventricular tachycardia is a new technology that must compete with more established mapping procedures and devices such as single-point contact catheters that are currently widely used to map tachycardia and which are generally less expensive and, unlike EnSite catheters, are generally reused after resterilization. Single-point contact diagnostic catheters have been approved by the FDA for VT mapping. Among the Company's competitors that offer single-point contact diagnostic catheters are Bard Electrophysiology, a division of C.R. Bard, Inc.; EP Technologies, a division of Boston Scientific Corporation; Electro-Catheter Corporation; Cordis Webster,

Inc., a division of Johnson & Johnson; Daig Corporation, a division of St. Jude Medical, Inc. and CardioRythm, Inc., a division of Medtronic, Inc. In addition, several competitors are developing new approaches and new products for diagnosing ventricular tachycardia and atrial fibrillation for which regulatory approval has not been granted, including contact mapping systems using multi-electrode basket contact catheters and single-point mapping technologies. The companies known by the Company to be developing basket contact catheters include Cardiac Pathways Corporation, EP Technologies and Cordis-Webster, Inc. There can be no assurance that any of these competitors will not receive required regulatory approval to market their products before the Company. Certain competitors have integrated product lines that include products for both diagnosis and ablation treatment, which may afford opportunities for product bundling and other marketing advantages. Many of the Company's competitors have an established presence in the field of electrophysiology and established relationships with electrophysiology labs. Many of these competitors have substantially greater financial and other resources than the Company, including larger research and development staffs and more experience and capabilities in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals, and manufacturing, marketing and distributing products. There can be no assurance that the Company will succeed in developing and marketing technologies and products that are more clinically efficacious or cost-effective than the more established products or the new approaches and products developed and marketed by its competitors. Certain of the Company's competitors may achieve patent protection, regulatory approval or product commercialization more quickly than the Company, which may negatively impact the Company's ability to compete. The failure of the Company to demonstrate the efficacy and cost-effectiveness of its products as compared to those of its competitors or the failure to develop new technologies and products before its competitors would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

    The medical device industry is subject to rapid technological innovation and, consequently, the life cycle of any particular product is short. There can be no assurance that alternative diagnostic systems or other discoveries and developments with respect to mapping tachycardia will not render the Company's products obsolete. Furthermore, the greater financial and other resources of many of the Company's competitors may permit such competitors to respond more rapidly than the Company to technological advances. See "Business--Competition."

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

    The Company's success will depend in part on its ability to obtain patent protection for its products and processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. As of the date of this Prospectus, the Company has two U.S. patent applications pending by which it is seeking to obtain protection for certain enhancements currently embodied in the EnSite System, relating to the catheter, catheter localization techniques and user interface elements. The Company also has three issued U.S. patents which relate to the technology underlying the EnSite System and the development-stage versions of the system. One of these patents covers the catheter of the EnSite System and its development-stage versions. The remaining two issued patents are directed to measurement methodologies used in the development-stage versions of the EnSite System. The Company has also filed and has pending several foreign patent applications directed to various aspects of the technology underlying the EnSite System. The patent positions of medical device companies, including the Company, are uncertain and involve complex and evolving legal and factual questions. There can be no assurance that any pending or future patent applications will result in issued patents, that any current or future patents will not be challenged, invalidated or circumvented, that the scope of any of the Company's patents will exclude competitors or that the rights granted thereunder will provide any competitive advantage to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology by the Company or that the Company's technology will not infringe patents or other rights owned by others. Moreover, the Company cannot be certain that it was the first to make the inventions covered by each of its issued patents and its pending patent applications, or that it was the first to file patent applications for such inventions. In addition, there can be no assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets. Further, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as do the laws of the United States.

    There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry and competitors may resort to intellectual property litigation as a means of competition. Intellectual property litigation is complex and expensive and the outcome of such litigation is difficult to predict. There can be no assurance that the Company will not become subject to patent infringement claims or litigation in a court of law, or interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions or an opposition to a patent grant in a foreign jurisdiction. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to the Company, may also be necessary to enforce patent or other intellectual property rights of the Company or to determine the scope and validity of other parties' proprietary rights. There can be no assurance that the Company will have the financial resources to assert patent infringement suits or defend itself from claims of invalidity. An adverse determination in any litigation could subject the Company to significant liabilities to third parties, require the Company to seek licenses from or pay royalties to third parties that may be substantial. Furthermore, there can be no assurance that the necessary licenses would be available to the Company on satisfactory terms, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing, selling or using its proposed products, any of which would have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

    In addition to patents, the Company relies on trade secrets and proprietary knowledge, which it seeks to protect, in part, through confidentiality agreements with employees, consultants and other parties. In particular, the Company relies upon such means to protect the proprietary software used in the EnSite System. There can be no assurance that the Company's proprietary information or confidentiality agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors. See "Business--Patents and Proprietary Rights."

LIMITED MANUFACTURING EXPERIENCE; SCALE-UP RISK

    The Company has only limited experience in manufacturing the EnSite catheter and the patient interface unit of the EnSite System's clinical workstation. The Company currently manufactures its catheters and patient interface units in limited quantities for laboratory and clinical testing and intends to manufacture the EnSite catheter for commercial sale. The Company has no experience manufacturing its products in the volumes that will be necessary for the Company to achieve significant commercial sales, and there can be no assurance that reliable, high-volume manufacturing capacity can be established or maintained at commercially reasonable costs. If the Company receives FDA or foreign approval for its products, it will need to expend significant capital resources and develop the necessary expertise to establish large-scale manufacturing capabilities. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply shortages, shortages of qualified personnel, compliance with FDA and foreign regulations, and the need for further FDA or foreign regulatory approval of new manufacturing processes. Any inability of the Company to establish and maintain large-scale manufacturing capabilities would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's manufacturing facilities will be subject to periodic inspection by United States and foreign regulatory authorities. In order to manufacture products for sale in the United States, the Company's operations must undergo GMP compliance inspections conducted by the FDA. To date, the Company's facilities and manufacturing processes have not undergone any such inspections. The Company will be required to comply with ISO 9001 standards in order to sell its products in Europe. Any failure of the Company to comply with GMP or ISO 9001 standards may result in the Company being required to take corrective actions, such as modification of its manufacturing policies and procedures. In addition, the Company may be required to cease all or part of its operations for some period of time until it can demonstrate that appropriate steps have been taken to comply with GMP or ISO 9001 regulations. There can be no assurance that the Company will be found in compliance with GMP or ISO 9001 standards in future audits by regulatory authorities or that the Company will not experience difficulties in the course of developing its manufacturing capability. A failure to comply with GMP or ISO 9001, or to develop its manufacturing capability in compliance with such standards, would prohibit the Company from manufacturing and distributing its products and therefore have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON SOLE OR LIMITED SOURCE SUPPLIERS

    The Company purchases raw materials and certain key components of its products, including the computer workstation and certain components for its catheter, from sole, single or limited source suppliers. Silicon Graphics is the single source supplier of the EnSite System's computer workstation. For certain of these components, there are relatively few alternative sources of supply. The Company currently has no agreements that would assure delivery of raw materials and components from such suppliers. Establishing additional or replacement suppliers for any of the numerous components used in the Company's products, if required, may not be accomplished quickly and could involve significant additional costs. The inability of any of the Company's suppliers to provide an adequate supply of components in a timely manner, or the inability of the Company to locate qualified alternative suppliers for materials and components at a reasonable cost, could adversely affect the Company's business, financial condition and results of operations. In the event the Company had to replace a single source supplier, such replacement would be required to meet GMP and certain other regulatory standards. See "Business--Manufacturing."

NEED TO MANAGE EXPANDING OPERATIONS

    In order to complete clinical trials in progress, prepare additional products for clinical trials, and develop future products, the Company believes that it will be required to expand its operations, particularly in the areas of research and development, manufacturing, quality assurance and sales and marketing. As the Company expands its operations in these areas, such expansion will likely result in new and increased responsibilities for management personnel. To accommodate any such growth and compete effectively, the Company will be required to implement and improve information systems, procedures, and controls, and to expand, train, motivate and manage its work force. The Company's future success will depend to a significant extent on the ability of its current and future management personnel to operate effectively, both independently and as a group. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees as required by future growth, if any, would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence on Key Personnel; Need for Additional Personnel" and "Business--Employees" and "Management."

LACK OF COMMERCIAL SALES AND MARKETING EXPERIENCE

    The Company has no experience marketing the EnSite System and has not yet entered into any marketing or distribution arrangements for the system or hired sales personnel. There can be no assurance that the Company will be able to build and maintain a suitable sales force or enter into satisfactory marketing arrangements with third parties when commercial potential develops, if ever, or that its sales and marketing efforts will be successful. See "Business--Sales and Marketing."

RISKS RELATING TO INTERNATIONAL OPERATIONS

    The Company plans to market the EnSite System through distributors in international markets, subject to receipt of required foreign regulatory approvals. Sales in foreign markets are initially expected to be the Company's only source of revenue. The Company is obligated by agreement to extend a right of first offer for distribution outside North America to Medtronic. See "Certain Transactions." There can be no assurance that international distributors for the Company's products will devote adequate resources to selling its products.

    Changes in overseas economic conditions, currency exchange rates, foreign tax laws or tariffs or other trade regulations could have a material adverse effect on the Company's ability to market its products internationally and therefore on its business, financial condition and results of operations. The Company's business is also expected to subject it and its representatives, agents and distributors to laws and regulations of the foreign jurisdictions in which they operate or the Company's products are sold. The Company may depend on foreign distributors and agents for compliance and adherence to foreign laws and regulations. The regulation of medical devices in a number of such jurisdictions, particularly in the European Union, continues to develop and there can be no assurance that new laws or regulations will not have an adverse effect on the Company's business, financial condition and results of operations. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. See "Business--Sales and Marketing."

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL

    The success of the Company is dependent in large part upon the ability of the Company to attract and retain key management and operating personnel. Qualified individuals are in high demand and are often subject to competing offers. In the future, the Company will need to add additional skilled personnel in the areas of research and development, sales, marketing and manufacturing. There can be no assurance that the Company will be able to attract and retain the qualified personnel needed for its business. The loss of the services of one or more members of the Company's research, manufacturing or management group or the inability to hire additional personnel as needed would likely have a material adverse effect on the Company's business and prospects.

FUTURE CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE


    The proceeds of the Offerings, together with cash flow from operations, are expected to be sufficient to fund the Company's operations for at least two years following the consummation of the Offerings. The Company may require substantial additional funds to meet its working capital requirements for continued research and development, testing, regulatory approval and full-scale commercial introduction of its EnSite System. In order to meet its needs beyond this two-year period, the Company may be required to raise additional funds through public or private financings, including the sale of equity or debt. Any additional equity financings may be dilutive to purchasers in the Initial Public Offering, and debt financing, if available, may involve restrictive covenants. Adequate funds for the Company's operations, whether from financial markets or from other sources, may not be available when needed on terms attractive to the Company, if at all. Insufficient funds may require the Company to delay, scale back or eliminate some or all of its programs designed to facilitate the commercial introduction of the EnSite System or prevent such commercial introduction altogether. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT

    Sales of the Company's proposed products in most markets in the United States and internationally will be dependent on availability of adequate reimbursement for tachycardia diagnostic procedures from third-party payors, such as government and private insurance plans, health maintenance organizations and preferred provider organizations. In the United States, the Company's products, if and when approved for commercial sale, would be purchased primarily by health care providers which will then seek to be reimbursed by various third party payors, such as Medicare, Medicaid and other government programs and private insurance plans, for the health care services provided to their patients. Third-party payors reimburse health care providers for medical treatment based on a variety of methods, including a lump sum prospective payment system based on a diagnosis related group or per diem, a blend between the health care provider's reported costs and a fee schedule, a payment for all or a portion of charges deemed reasonable and customary, or a negotiated per capita fixed payment. Third-party payors are increasingly challenging the pricing of medical products and procedures. Even if a procedure is eligible for reimbursement, the level of reimbursement may not be adequate. Additionally, payors may deny reimbursement if they determine that the device used in a treatment was unnecessary, inappropriate or not cost-effective, experimental or used for a non-approved indication.

    It is anticipated that the Company's EnSite catheter will be sold at a premium in comparison to existing single point catheters used in current diagnostic or mapping procedures, in addition to requiring an initial capital outlay for the companion clinical workstation. Existing single point catheters, unlike EnSite catheters, are generally reused after sterilization. In addition to establishing the safety and efficacy of the EnSite System, and assuming no increase in the level of reimbursement for cardiovascular procedures expected to utilize the Company's products, the Company will be required to economically justify the relative increased cost of utilizing the EnSite System by satisfactorily demonstrating the enhanced benefits of the EnSite System to health care providers and payors in terms of such factors as enhanced patient procedural efficiencies, reduced radiation exposure and improved patient outcomes.

    The commercial success of the Company's EnSite System may also be affected by the availability of adequate reimbursement for treatments for complex VT, including catheter ablation. To date, catheter ablation has not been approved by the FDA for treatment of VT and is not a commonly prescribed treatment for VT. The Company believes that the improved mapping technology of the EnSite System may enable catheter ablation for treating complex VT.

    There can be no assurance that adequate levels of reimbursement will be available to enable the Company to achieve or maintain market acceptance of its products or maintain price levels which exceed the Company's costs of developing and manufacturing its products. In addition, use of the Company's products will also depend on the adequacy of third-party reimbursement for treatments that would be used in connection with the Company's products, such as catheter ablation treatment. There can be no assurance that adequate levels of reimbursement for ablation treatment will be available to support the use of the Company's products. Without adequate support from third-party payors, the market for the Company's products may be severely limited. Moreover, the Company is unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have on the Company. There is significant uncertainty concerning third-party reimbursement of medical devices, and there can be no assurance that third-party reimbursement will be available in the future for the EnSite System or that any third-party reimbursement that is obtained will be adequate. Any failure to obtain third-party reimbursement for diagnostic procedures using the Company's products or treatment procedures that rely on the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Third-Party Reimbursement for the Company's Products."

    The Company expects that there will be continued pressure on cost-containment throughout the United States health care system. Reforms may include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, greater reliance on prospective payment systems, the creation of large insurance purchasing groups and fundamental changes to the health care delivery system. In this regard, a federal advisory panel recently recommended to Congress that the Medicare reimbursement rate to hospitals remain unchanged in 1998. The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies and public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when such proposals may be adopted or what impact they may have on the Company. See "Business--Third-Party Reimbursement for the Company's Products."

    Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government managed health care systems that control reimbursement for new devices and procedures. In most markets there are private insurance systems as well as government managed systems. There can be no assurance that reimbursement for the Company's products will be available in international markets under either government or private reimbursement systems. See "Business--Third-Party Reimbursement for the Company's Products."

PRODUCT LIABILITY RISK

    The Company faces an inherent business risk of exposure to product liability claims in the event that an electrophysiology patient is adversely affected by its products. The Company currently carries a product liability insurance policy covering the Company's clinical trial operations with an aggregate limit of $5 million, although there can be no assurance that the Company's existing insurance coverage limits are adequate to cover the Company from any liabilities it might incur in connection with the distribution of its products. Although the Company expects to obtain product liability insurance coverage in connection with the commercialization of the EnSite System, there can be no assurance that such insurance will be available on commercially reasonable terms, or at all, or that such insurance, even if obtained, would adequately cover any product liability claim. A product liability or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the business and prospects of the Company.

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF PRICE


    Prior to the Initial Public Offering there has been no public market for the Common Stock. Accordingly, there can be no assurance that an active trading market will develop or be sustained upon completion of the Initial Public Offering or that the market price of the Common Stock will not decline below the Initial Public Offering price. The Initial Public Offering price of the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters and may not be indicative of the prices that will prevail in the public market.


    The trading prices of the Company's Common Stock could be subject to wide fluctuations in response to quarter to quarter variations in the Company's operating results, announcements by the Company or its competitors regarding the results of regulatory approval filings or clinical trials or testing, developments or disputes concerning proprietary rights, technological innovations or new commercial products, governmental regulatory action, third-party reimbursement decisions, general conditions in the medical technology industry, or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many medical technology companies and which have often been unrelated to the operating performance of such companies. See "Underwriting."

SIGNIFICANT STOCKHOLDERS


    Upon completion of the Offerings, the Company's directors and executive officers beneficially will own in the aggregate approximately 5.6%, and certain of the Company's other principal stockholders (which are affiliated with certain of the Company's directors and executive officers) beneficially will own in the aggregate approximately 53.5%, of the Company's outstanding Common Stock (including shares subject to outstanding options and warrants). See "Principal Stockholders." Certain substantial stockholders, including Medtronic, New Enterprise Associates, V, Limited Partnership and its affiliates ("NEA"), Marquette Venture Partners II, L.P. ("Marquette Ventures") and Coral Partners IV, Limited Partnership ("Coral"), will be able to substantially influence the business and affairs of the Company, including the election of individuals to the Company's Board of Directors, and to otherwise affect the outcome of certain actions that require stockholder approval, including the adoption of amendments to the Company's certificate of incorporation, and certain mergers, sales of assets and other business acquisitions or dispositions. Messrs. Steven LaPorte, Ronald Kase, James Daverman and Peter McNerney, each of whom is currently a member of the Board of Directors of the Company, serve in such capacity as designees of Medtronic, NEA, Marquette Ventures and Coral, respectively. See "Management--Executive Officers and Directors" and "Principal Stockholders."


ANTITAKEOVER CONSIDERATIONS


    Upon completion of the Offerings, the Company will have authorized a class of 10,000,000 shares of undesignated preferred stock, $.01 par value, which may be issued by the Company's Board of Directors on such terms, and with such rights, preferences and designations, as the Company's Board of Directors may determine. In addition, the Company's Bylaws provide for a classified Board of Directors elected to staggered terms. Finally, the Company is subject to certain provisions of the Delaware General Corporation Law which limit the voting rights of shares acquired in certain acquisitions and restrict certain business combinations. Some or all of the foregoing factors could have the effect of discouraging certain attempts to acquire the Company which could deprive the Company's stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. See "Description of Capital Stock-- Preferred Stock" and "--Provisions of the Company's Amended and Restated Certificate of Incorporation and Amended Bylaws and the Delaware General Corporation Law."


SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


    Sales of significant amounts of Common Stock in the public market or the perception that such sales will occur could adversely affect the market price of the Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. Of the 8,759,031 shares of Common Stock to be outstanding upon completion of the Offerings, the 2,250,000 shares offered hereby will be eligible for immediate sale in the public market without restriction unless they are held by "affiliates" of the Company within the meaning of Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). The remaining 6,509,031 shares of Common Stock held by existing stockholders upon completion of the Offerings, including the shares to be purchased by Medtronic in the Concurrent Private Placement, will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. The Company, its directors, officers and certain of its stockholders (beneficially holding an aggregate of 5,623,196 of such restricted shares) have agreed that they will not sell, directly or indirectly, any Common Stock without the prior consent of Piper Jaffray Inc. for a period of 180 days from the date of this Prospectus. In the absence of such agreements, approximately 4,100,551 of the restricted shares will become eligible for sale 90 days from the date of this Prospectus, subject to compliance with the volume limitations and other restrictions of Rule 144, and approximately 538,126 of the restricted shares may become eligible for immediate sale without restriction pursuant to Rule 144(k). In addition, certain stockholders, beneficially holding an aggregate of 5,455,603 shares of Common Stock, have the right, subject to certain conditions, to include their shares in future registration statements relating to the Company's securities and to cause the

Company to register certain Common Stock owned by them. In connection with the Concurrent Private Placement, the Company has entered into a stock purchase agreement with Medtronic, pursuant to which the Company will grant to Medtronic certain registration rights to require that the Company register the shares purchased by Medtronic in the Concurrent Private Placement under the Securities Act. See "Shares Eligible for Future Sale," "Concurrent Private Placement of Shares to Medtronic" and "Underwriting."


NO DIVIDENDS

    The Company has never paid or declared a dividend on its capital stock and does not anticipate doing so for the foreseeable future. See "Dividend Policy."

BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS


    While the Company expects that a significant portion of the anticipated net proceeds from the Offerings will be used to fund working capital requirements, the Company's management will retain significant discretion with respect to the specific allocation of such net proceeds. See "Use of Proceeds."


DILUTION

    Purchasers of the shares offered hereby will experience an immediate dilution of $6.84 in net tangible book value per share of Common Stock from the assumed initial public offering price of $11.00 per share. See "Dilution."

              CONCURRENT PRIVATE PLACEMENT OF SHARES TO MEDTRONIC



    Concurrently with the Initial Public Offering, the Company has agreed to sell 750,000 shares of Common Stock to Medtronic in the Concurrent Private Placement at a price equal to the Price to Public. Medtronic currently owns 976,850 shares of Common Stock of the Company, which represents approximately 17.0% of the Company's outstanding Common Stock. Medtronic will own 19.7% of the Company's outstanding Common Stock upon completion of the Offerings. The respective closings of the Offerings are conditioned upon each other. See "Principal Stockholders" and "Underwriting."



    In connection with the Concurrent Private Placement, the Company has entered into a stock purchase agreement with Medtronic (the "Concurrent Private Placement Agreement"). The Concurrent Private Placement Agreement includes customary terms and provisions, reciprocal representations and warranties and indemnification obligations. The Concurrent Private Placement Agreement also grants to Medtronic demand and incidental registration rights to require that the Company register the shares of Common Stock purchased by Medtronic in the Concurrent Private Placement under the Securities Act. The Concurrent Private Placement Agreement is an exhibit to the Registration Statement of which this Prospectus is a part.


                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the Common Stock offered hereby and in the Concurrent Private Placement are estimated to be approximately $30.3 million ($33.7 million if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discount, fees and estimated expenses of the Offerings and assuming an Initial Public Offering price of $11.00 per share.



    The Company anticipates that approximately $23.0 million of the net proceeds from the Offerings, including interest earned thereon, will be used to fund working capital requirements, including primarily continued development and testing of, and clinical trials and marketing activities for the EnSite System, and approximately $7.0 million will be used for capital expenditures and other general corporate purposes, primarily the development of an initial and a full-scale commercial manufacturing and assembly line. The amount of net proceeds from the Offerings actually expended for the foregoing purposes is subject to the discretion of the Company's management, and the amounts actually expended for these purposes will depend upon numerous factors, including the results of clinical studies, the design and cost of the Company's manufacturing and assembly line, the status of competitive products and other factors. See "Risk Factors--Broad Management Discretion in Use of Proceeds." Pending the use of the net proceeds of the Offerings, the Company will invest the funds in short-term, interest-bearing, investment grade securities.


                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its capital stock since its inception. The Company currently intends to invest any earnings in the development and expansion of its business and does not intend to pay dividends in the foreseeable future. The payment of dividends, if any, in the future will be at the discretion of the Board of Directors and will depend on the Company's earnings, financial condition, capital requirements and other relevant factors.

                                    DILUTION


    The Company's pro forma net tangible book value at December 31, 1996, was approximately $6,168,000 or $1.07 per share. Pro forma net tangible book value per share represents total assets, less intangible assets and total liabilities, divided by the number of shares outstanding, adjusted on a pro forma basis for the conversion into Common Stock of all of the Company's outstanding shares of Preferred Stock. Without taking into account any changes in such net tangible book value per share after December 31, 1996, other than to give effect to the sale of the shares of Common Stock in the Offerings at an assumed Initial Public Offering price of $11.00 per share and the receipt of the net proceeds of such sales, the pro forma net tangible book value per share at December 31, 1996 would have been approximately $36,458,000 or $4.16 per share. This represents an immediate increase in net tangible book value per share of $3.09 to existing stockholders and an immediate dilution of $6.84 per share to new investors. The following table sets forth this per share dilution:



Assumed Initial Public Offering price per share..............................             $   11.00
    Pro forma net tangible book value per share as of December 31, 1996......  $    1.07
    Increase per share attributable to new investors.........................       3.09
                                                                               ---------
Pro forma net tangible book value per share after the Offerings..............                  4.16
                                                                                          ---------
Dilution per share to new investors..........................................             $    6.84
                                                                                          ---------
                                                                                          ---------



    The following table summarizes, on a pro forma basis as of December 31, 1996, the differences between existing stockholders and investors in the Offerings with respect to the total number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid (assuming the sale of 3,000,000 shares of Common Stock in the Offerings at an Initial Public Offering price of $11.00 per share).



                                                        SHARES PURCHASED(1)       TOTAL CONSIDERATION
                                                      -----------------------  --------------------------   AVERAGE PRICE
                                                        NUMBER      PERCENT       AMOUNT        PERCENT       PER SHARE
                                                      ----------  -----------  -------------  -----------  ---------------
Existing stockholders...............................   5,759,031        65.7%  $  22,190,458        40.2%     $    3.85
New investors.......................................   3,000,000        34.3      33,000,000        59.8          11.00
                                                      ----------       -----   -------------       -----
    Total...........................................   8,759,031       100.0%  $  55,190,458       100.0%
                                                      ----------       -----   -------------       -----
                                                      ----------       -----   -------------       -----


------------------------

(1) The above calculations do not give effect to the exercise of (i) outstanding options to purchase 897,782 shares of Common Stock at a weighted average exercise price of $1.14 per share outstanding on December 31, 1996, (ii) options to purchase up to an additional 558,791 shares of Common Stock available for issuance under the Company's Stock Option Plan and (iii) outstanding warrants to purchase 56,607 shares of Common Stock at a weighted average exercise price of $4.16 per share issued in connection with equipment leasing transactions. To the extent that these options and warrants become exercisable and are exercised, there will be further dilution to new investors. See "Description of Capital Stock."

                                 CAPITALIZATION


    The following table sets forth (i) the pro forma capitalization of the Company at December 31, 1996, giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock and the one-for-two reverse stock split of the Common Stock to be effected immediately prior to consumation of the Offerings and (ii) such pro forma capitalization as adjusted to give effect to the issuance and sale by the Company of the 3,000,000 shares of Common Stock in the Offerings at an assumed Initial Public Offering price of $11.00 per share and the application of the estimated net proceeds therefrom.


                                                                                             DECEMBER 31, 1996
                                                                                          ------------------------
                                                                                                       PRO FORMA,
                                                                                           PRO FORMA   AS ADJUSTED
                                                                                          -----------  -----------
                                                                                               (in thousands)
Long-term debt, less current portion....................................................   $     302    $     302
                                                                                          -----------  -----------

Stockholders' equity:

  Undesignated preferred stock, $.01 par value, 10,000,000 shares authorized; none
    issued and outstanding..............................................................          --           --

  Common Stock, $.01 par value, 40,000,000 shares authorized; 5,759,031 shares issued and outstanding, pro forma; 8,759,031 shares issued and outstanding, pro forma as
    adjusted (1)........................................................................          58           88

  Additional paid-in capital............................................................      23,490       53,750

  Deficit accumulated during the development stage......................................     (16,623)     (16,623)

  Deferred compensation (2).............................................................        (711)        (711)
                                                                                          -----------  -----------

    Total stockholders' equity..........................................................       6,214       36,504
                                                                                          -----------  -----------
      Total capitalization..............................................................   $   6,516    $  36,806
                                                                                          -----------  -----------
                                                                                          -----------  -----------

------------------------


(1) Excludes 897,782 shares of Common Stock issuable upon exercise of options outstanding on December 31, 1996, which had a weighted average exercise price of $1.14 per share. Also excludes 56,607 shares of Common Stock issuable upon exercise of outstanding warrants which had a weighted average exercise price of $4.16 per share. Reflects an increase in the authorized shares of Common Stock to 40,000,000 to be effected immediately prior to consumation of the Offerings. See "Description of Capital Stock."


(2) Represents the unamortized value of stock options granted during the year ended December 31, 1996. See Note 8 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA
                    (in thousands, except per share amounts)

The following selected financial data of the Company are qualified by reference to and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Financial Statements and the Notes thereto included elsewhere herein. The statement of operations data for the years ended December 31, 1994, 1995 and 1996, and for the period from May 21, 1992 (inception) to December 31, 1996, and the balance sheet data at December 31, 1995 and 1996 are derived from, and are qualified by reference to, the audited Financial Statements included elsewhere in this Prospectus and should be read in conjunction with those Financial Statements and Notes thereto. The statement of operations data for the period from May 21, 1992 (inception) to December 31, 1992 and for the year ended December 31, 1993 and the balance sheet data at December 31, 1992, 1993 and 1994 are derived from audited financial statements not included herein.

                                                 PERIOD FROM                                                PERIOD FROM
                                                MAY 21, 1992                                                MAY 21, 1992
                                               (INCEPTION) TO            YEAR ENDED DECEMBER 31,            (INCEPTION)
                                                DECEMBER 31,    ------------------------------------------  TO DECEMBER
                                                    1992          1993       1994       1995       1996       31, 1996
                                               ---------------  ---------  ---------  ---------  ---------  ------------
STATEMENT OF OPERATIONS DATA:
Operating expenses:
  Research and development...................     $      16     $     686  $   3,352  $   3,639  $   4,425   $   12,118
  General and administrative.................            56           285        857      1,088      1,911        4,197
  Sales and marketing........................            --            39        282        123        374          818
                                                      -----     ---------  ---------  ---------  ---------  ------------
Operating loss...............................           (72)       (1,010)    (4,491)    (4,850)    (6,710)     (17,133)
Interest income (expense), net...............            --             5         83        116        229          433
                                                      -----     ---------  ---------  ---------  ---------  ------------
  Net loss...................................     $     (72)    $  (1,005) $  (4,408) $  (4,734) $  (6,481)  $  (16,700)
                                                      -----     ---------  ---------  ---------  ---------  ------------
                                                      -----     ---------  ---------  ---------  ---------  ------------
Pro forma net loss per share (1).............                                                    $   (1.12)
                                                                                                 ---------
                                                                                                 ---------
Pro forma weighted average shares outstanding
  (1)........................................                                                        5,809
                                                                                                 ---------
                                                                                                 ---------

                                                                                    DECEMBER 31,
                                                               -------------------------------------------------------
                                                                 1992       1993       1994        1995        1996
                                                               ---------  ---------  ---------  ----------  ----------
BALANCE SHEET DATA:
Cash and cash equivalents....................................  $       2  $   4,719  $     305  $    1,864  $    6,157
Working capital (deficit)....................................        (35)     4,675       (195)      1,417       5,549
Total assets.................................................          2      4,934      1,013       2,595       7,200
Long-term debt and capital lease obligations, less current
  portion....................................................         --         --         12         160         302
Deficit accumulated during the development stage.............        (72)    (1,001)    (5,409)    (10,143)    (16,623)
Total stockholders' equity (deficiency) (2)..................        (35)     4,884        476       1,916       6,214

------------------------

(1) Computed on the basis described in Note 2 of the Notes to Financial Statements.

(2) The Company has not declared or paid any dividend for any of the periods presented. See "Dividend Policy."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus. See "Risk Factors."

GENERAL

    ESI is a development stage company incorporated on May 21, 1992, in Minnesota and reincorporated in Delaware on January 30, 1995. ESI is engaged in the development of the EnSite diagnostic catheter and clinical workstation for use by electrophysiologists in diagnosing and mapping abnormal heart rhythms known as tachycardia.

    From inception through December 31, 1996, the Company has incurred losses totaling $16.7 million, consisting of $12.1 million in research and development expenses, $4.2 million in general and administrative expenses and $818,000 in sales and marketing expenses, offset by $433,000 in net interest income. The Company's activities have consisted of research and product development, initial clinical trials, fund raising and development of the manufacturing processes and marketing strategies needed to support the commercial introduction of the Company's products. The Company expects cumulative net losses to increase through 1999 because of anticipated spending necessary to complete the design and development of its products, obtain regulatory approvals, introduce its products in international markets, and establish and maintain its U.S. sales and marketing organization. The Company anticipates that sales in certain international markets will precede sales in the United States.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

    GENERAL. Net losses increased to $6.5 million during 1996 from $4.7 million during 1995 and $4.4 million during 1994.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $4.4 million during 1996 from $3.6 million during 1995 and $3.4 million during 1994. The increases were due primarily to the addition of employees in software development and applied research and associated costs, as well as the cost of prototypes of the workstation. Research and development expenses include engineering salaries, catheter manufacturing and consulting expenses, clinical trials, software maintenance and depreciation.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $1.9 million during 1996 from $1.1 million during 1995 and $857,000 during 1994. The increases were due to the establishment of a quality assurance department in mid-1995 and increases in rent and associated expenses related to expansion of the Company's physical facility.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses were $374,000 during 1996, up from $123,000 during 1995 and $282,000 during 1994. The decrease during 1995 is primarily the result of reduced utilization of external consultants. The increase in 1996 was due primarily to the addition of employees and increases in associated expenses.

    DEFERRED COMPENSATION. Deferred compensation amortization of $773,271 was recorded as an expense during 1996. This expense was allocated among research and development, general and administrative and sales and marketing, based upon the amount of deferred compensation associated with employees in those respective departments.

    OTHER INCOME. Other income increased during 1996 to $229,000, from $116,000 during 1995 and $83,000 during 1994. The increases generally reflect increased interest earned on increased average levels of cash and securities held by the Company resulting from the proceeds of the sale of the Company's Preferred Stock. (See Note 5 of Notes to Financial Statements.)

LIQUIDITY AND CAPITAL RESOURCES

    The Company's operations since inception have been funded by proceeds from sales of its Capital Stock totaling $22.2 million. As of December 31, 1996, the Company had cash and cash equivalents of $6.2 million and working capital of $5.5 million.


    The Company has entered into an equipment lease agreement with a venture leasing company which provides lease financing of up to $1.0 million under a lease line of credit for the acquisition of furniture, fixtures and equipment. The line of credit expires on July 15, 1997, and as of December 31, 1996, there remained $591,000 available under the line of credit. In consideration for the line of credit, the Company has issued to the lessor a warrant for the purchase of 15,000 shares of Series D Preferred Stock at an exercise price of $5.12 per share which, upon consummation of the Offerings, automatically converts to a warrant for the purchase of 7,500 shares of Common Stock at an exercise price of $10.24 per share. See "Description of Capital Stock--Warrants and Options."


    Management of the Company expects that the Company's existing cash balance and borrowings available under the line of credit discussed above, along with the anticipated net proceeds of the Offering, will be sufficient to fund the operations of the Company through at least the next two years. The Company's future liquidity and capital requirements will depend on numerous factors, including the timing of regulatory actions regarding the Company's products, the results of clinical trials and competition, the extent to which the Company's EnSite System gains market acceptance and the costs and timing of expansion of sales, marketing and manufacturing activities. However, the Company may be required to raise additional capital. There can be no assurance that such capital will be available on acceptable terms, or at all. See "Risk Factors--Future Capital Requirements; No Assurance Future Capital Will Be Available."

                                    BUSINESS

THE COMPANY

    Endocardial Solutions, Inc. ("ESI" or the "Company") designs, develops, and manufactures a minimally invasive diagnostic system that diagnoses, within the span of a few heartbeats, tachycardia, a potentially fatal abnormal heart rhythm. The Company believes that its proprietary EnSite catheter and clinical workstation (together, the "EnSite System") is a powerful new diagnostic tool that will enable electrophysiologists to rapidly and comprehensively map tachycardia and improve the selection of patient treatment options. The Company has conducted clinical trials of the EnSite System in the United Kingdom on 16 patients for ventricular tachycardia and on seven patients for supraventricular (atrial) tachycardia. The Company conducted in early 1997 a limited clinical trial on five ventricular tachycardia patients in the United States under an investigational device exemption ("IDE") from the FDA. The Company anticipates that this and additional clinical trials will be used to support a pre-market approval ("PMA") application to obtain approval to market the EnSite System for the treatment of ventricular tachycardia in the United States.

BACKGROUND

    The heart consists of four chambers: the ventricles, the lower two chambers, and the atria, the upper two chambers. A normal heartbeat is the result of electrical impulses generated at the sinoatrial node, the heart's natural pacemaker located near the top of the right atrium. These impulses form a wave of electrical activation that travels down the atria, causing them to contract and fill the ventricles, the heart's primary pumping chambers, with blood. After a brief delay in the atrioventricular node, located between the chambers, the electrical activation wave enters the ventricles and produces a coordinated contraction of the ventricles that pumps blood throughout the body's circulatory system. The following diagrams illustrate the four chambers of the heart and the pathway of electrical conduction within the heart.

                             [ILLUSTRATION]

    When defects in the heart tissue interfere with the normal formation or conduction of the heart's electrical activity, abnormal heart rhythms, known as cardiac arrhythmias, develop. Cardiac arrhythmias have numerous causes, including congenital defects, tissue damage due to heart attacks or arteriosclerosis (the deposition of fatty substances in the inner layer of the arteries) and other diseases, that accelerate, delay or redirect the transmission of electrical activity, thereby disrupting the normal coordinated contractions of the chambers. Arrhythmias characterized by an abnormally fast heart rate (more than 100 beats per minute) are known as tachycardia.

    Tachycardia fall into two categories, ventricular tachycardia (VT) and supraventricular tachycardia (SVT). VT are tachycardia that originate in the ventricles. SVT originate in the atria or at the junction between the atria and the ventricles. Approximately four million people in the United States suffer from some form of tachycardia.

    VENTRICULAR TACHYCARDIA

    CHARACTERISTICS OF VENTRICULAR TACHYCARDIAS. Ventricular tachycardia, which afflicts approximately one million Americans, is a potentially life-threatening condition caused either by abnormally rapid impulse formation or by slow ventricular conduction which interferes with the heart's normal electrical activity and causes abnormally frequent contractions of the ventricles. Rapid ventricular contractions often result in significantly reduced cardiac output due to inefficient blood pumping. As a result, the body receives an inadequate supply of oxygen, which can cause dizziness, unconsciousness, cardiac arrest and death. VT conditions tend to become more serious over time. Individuals with VT are at risk of imminent death due to its unpredictable nature.

    Many VT result from heart attacks caused by coronary artery disease. When a heart attack occurs due to a blockage in one or more coronary arteries, a portion of the heart muscle (most often in the left ventricle) dies. As a result, irregular borders consisting of intermixed healthy and scar tissue are formed and VT typically originate at these sites. As the average age of the U.S. population increases, it is expected that the number of persons who suffer heart attacks and are at risk of VT will also increase.

    VT is a highly complex and transient form of cardiac arrythmia which varies significantly from patient to patient. A small percentage of ventricular tachycardia patients have simple forms of the disease which are focused on a single anatomic site within the ventricle. The Company estimates, however, that, based on the experience of members of its Scientific Advisory Board, of the one million patients that suffer from VT, the majority suffer from complex VTs that
(i) have multiple sites of aberrant electrical activity, (ii) prevent sufficient cardiac output, making them dangerous to induce in the patient (which is required for diagnosis) and (iii) are nonsustained and, consequently, are only detectable for several heartbeats. See "Risk Factors--Uncertainty of Ability to Penetrate Complex Tachycardia Patient Population."

    DIAGNOSING VENTRICULAR TACHYCARDIA. Patients suspected of suffering from VT are initially screened by a cardiologist by means of external cardiac monitoring, typically in the form of an electrocardiogram or Holter recording, which captures electrical activity from surface leads placed on the patient's chest for 24 hours. When further testing is warranted, the patient is referred to a cardiac electrophysiologist for a cardiac electrophysiology ("EP") study.

    An EP study evaluates the electrical integrity of the heart by stimulating multiple intra-cardiac sites and recording the electrical response. During an EP study a patient's clinical tachycardia is induced in a controlled setting in order to diagnose the tachycardia and select an appropriate treatment or combination of treatments. EP studies using currently available technology are lengthy and tedious procedures which consist of probing the interior of the left ventricle with single-point contact catheters, causing significant discomfort for the patient. In order to analyze the information generated by single-point contact catheters for the purpose of prescribing treatment, electrophysiologists review the signals measured by these catheters as multiple rows of waveforms displayed on a computer screen. Two or more catheters are often used to provide more information to the electrophysiologist and thereby aid in identifying the sites of origin of tachycardia. The electrophysiologist generally constructs a mental image of the sites of the VT within the heart's chamber by calculating the relative timing of electrical activation among the waveforms displayed on the computer screen. The electrophysiologist then estimates the site or sites of origin (which correspond to the physical positions of the catheters) through two-dimensional fluoroscopic (x-ray) projections. As the tachycardia becomes more complex, the electrophysiologist's reconstruction of the heart's electrical activity and location of the sites of origin becomes more difficult.

    The limited number of patients suffering from simple forms of VT have been effectively diagnosed using existing single-point contact catheter technology with diagnostic procedures that can be time consuming, tedious and invasive. However, single-point contact catheters have limited utility in diagnosing complex ventricular tachycardia. The limited data produced in point-by-point mapping often does not provide the electrophysiologist with sufficient diagnostic power for a complete understanding of the ventricular tachycardia. Moreover, when attempted, diagnosing complex ventricular tachycardia with single-point, contact catheters can take from six to twelve hours and requires significant use of fluoroscopy to guide the catheter, which exposes both the patient and the medical staff to radiation.

    In an effort to address the diagnostic shortcomings of single-point contact catheters, there are currently under development several "basket" contact catheters measuring multiple points of electrical activity simultaneously. These basket catheters will require contact with the heart's surface for measurement of electrical activity, and the Company believes that these catheters will suffer from many of the shortcomings of single-point contact catheters.

    TREATMENTS FOLLOWING DIAGNOSIS OF VENTRICULAR TACHYCARDIA. The Company's EnSite System is designed for the diagnosis of tachycardia. The Company does not currently design products for the treatment of this disease. However, the Company believes that the EnSite System will provide electrophysiologists with a diagnostic tool to improve their ability to select among available tachycardia treatment options.

    Once a patient's VT is diagnosed, the electrophysiologist chooses among the various treatment options available. Noncurative treatments include antiarrhythmic drugs and implantable defibrillators, both of which attempt to ameliorate the patient's condition and reduce the risks associated with the VT but do not eliminate the cause of the tachycardia. Historically, the only curative treatment available for VT was open heart surgery, but it has been rarely used due to its high morbidity and mortality. More recently, however, catheter ablation, a potentially curative treatment currently under development, has been used in a limited number of cases for complex VT. Often electrophysiologists prescribe a combination of drugs, defibrillators and ablation for the treatment of VT.

    The table below describes the principal treatment options for VT.

                                                                           IMPLANTABLE
                                                   ANTIARRHYTHMIC         DEFIBRILLATION           CATHETER
                                                   DRUG TREATMENT            DEVICES               ABLATION
                                                ---------------------  --------------------  ---------------------
Result of Treatment...........................  Non-curative           Non-curative          Potentially Curative

Invasiveness..................................  Non-invasive           Invasive              Minimally invasive

Approximate Cost..............................  $16,000 initially      $55,000               $16,000
                                                and                    (approximately
                                                $8,000 per year        five to seven year
                                                                       device life)

    Antiarrhythmic drugs, which are prescribed to chemically suppress the arrhythmic activity, have to date been the most common treatment of VT. Antiarrhythmic drugs are not curative and can result in considerable side effects limiting the effectiveness of the drugs and the ability of patients to use them over long periods of time.

    Automatic implantable cardioverter defibrillators ("ICDs"), which detect and stop a tachycardia once it has started by pacing or by applying high energy pulses, have also become a common treatment for VT. The useful life of an ICD is approximately five to seven years, at the end of which time the ICD is generally replaced in another surgical procedure. Many ICD patients also receive antiarrhythmic drug therapy in an attempt to minimize the frequency of VT episodes.

    There is increasing interest in the United States and Europe in using catheter ablation to treat VT. Catheter ablation is a minimally invasive and potentially curative treatment in which a radio frequency current is emitted from a catheter to selectively destroy the heart tissue responsible for the abnormal electrical activity. The use of catheter ablation to date has been limited due to the inability of single-point contact catheters to effectively map complex VT cases. Although catheter ablation is not yet commonly prescribed to treat VT and the devices have not yet been approved by the FDA for marketing in the United States for treatment of VT, it is the subject of increasing technological research and development. The Company believes catheter ablation could become a more commonly used treatment for VT with advances in diagnostic technology such as that being developed by the Company.

    SUPRAVENTRICULAR TACHYCARDIA

    Approximately three million of the four million people in the United States who suffer from tachycardia have some form of SVT. Supraventricular tachycardia is an abnormally rapid beating of the atria which may reduce the amount of blood pumped into the ventricles, and, consequently, from the ventricles to the rest of the body. Although SVT can be debilitating, causing chest palpitations, fatigue and dizziness, it is generally not life-threatening. The principal types of SVT are Wolff-Parkinson-White syndrome (WPW), Atrioventricular Nodal Re-entrant Tachycardia (AVNRT), and atrial fibrillation and flutter.

    Approximately one million people in the United States suffer from WPW or AVNRT. The tachycardia associated with WPW and AVNRT are generally easy to diagnose and locate due to their more simple, single-site nature and predictable location within the atria. WPW and AVNRT have been effectively treated by catheter ablation with available contact catheters.

    Approximately two million people in the United States suffer from atrial fibrillation or atrial flutter. Atrial fibrillation is characterized by a disorganized and chaotic conduction of electrical activation, which results in ineffective pumping of the atria. Under these conditions, blood tends to pool and clot, increasing the risk of stroke. The American Heart Association estimates that approximately 15 percent of all strokes in the United States are caused by atrial fibrillation. The incidence of atrial fibrillation is linked to aging and thus is expected to increase as the average age of the United States population increases. See "Risk Factors--Uncertainty of Ability to Penetrate Complex Tachycardia Patient Population."

    Typically, diagnosis of atrial fibrillation is easily discerned through an electrocardiogram recording. Beyond initial detection, electrophysiologists have had limited success in mapping atrial fibrillation using current single-point technology due to its highly complex and chaotic nature. The inability to effectively map and understand the origins of atrial fibrillation has hindered the development of treatments for the disease.

    Antiarrhythmic drugs and anticoagulation therapy are the most commonly prescribed treatments for atrial fibrillation, but they are not curative and have undesirable side effects. The only known curative treatment for atrial fibrillation is a costly and rarely performed open heart surgical procedure known as the surgical maze procedure. The incisions made in this surgery electrically isolate the atria into regions that can no longer maintain fibrillation. In addition, an atrial defibrillator is under development for detecting and controlling atrial fibrillation with low energy shocks.

    Catheters have been approved for ablation treatments in the atria; however, due to the limited understanding of atrial fibrillation, to date they have not proven effective. Catheters are under development for potentially curative ablation of atrial fibrillation. One type of catheter under development is designed to create linear lesions along the interior wall of the atrium to electrically isolate regions of the chamber in a manner similar to the surgical maze procedure. Other emerging methods are aimed at more localized ablation treatment based on a hypothesis that atrial fibrillation is maintained in an electrically localized region of the chamber, requiring detailed mapping.

    The Company believes that the complexity of atrial fibrillation and the search for effective and curative treatments, including catheter ablation, will require a diagnostic mapping technology that provides much greater resolution and diagnostic capabilities than currently available technology.

THE ESI SOLUTION

    The Company is developing its proprietary EnSite System to address the need for more rapid, comprehensive and cost-effective diagnosis of complex forms of VT and SVT. The high resolution, three-dimensional, color display generated by the EnSite System is designed to provide electrophysiologists greater diagnostic capabilities than single-point contact catheter mapping devices currently available. The EnSite System will provide electrophysiologists with a real time, virtual image of the electrical activity of the heart without contacting the heart's surface. The EnSite System displays more than 3,000 points of electrical activity using the Company's proprietary algorithms. Diagnosis will be enhanced by the "virtual electrogram" function of the EnSite System workstation that allows electrophysiologists to instantaneously view the electrical activity at any of the more than 3,000 points displayed by selecting a specified point on the workstation's three-dimensional color map of the heart with the workstation's mouse pointer. In addition, the locator function of the EnSite System workstation will also enhance diagnosis and treatment by providing electrophysiologists with real-time feedback as to the precise location of auxiliary catheters introduced into the heart.

    The Company believes that its EnSite System for mapping tachycardia has the following benefits over currently available single-point contact catheters:

    - ENHANCED DIAGNOSTIC CAPABILITY. The diagnostic power of the EnSite System is designed to enable electrophysiologists to make more informed decisions in choosing optimal treatment for tachycardia patients. The high resolution, three-dimensional color map generated by the EnSite System should greatly enhance electrophysiologists' diagnostic capabilities through the system's ability to capture and display a significantly greater amount of electrical data than can be generated with currently available contact catheters.

    - ABILITY TO MAP COMPLEX TACHYCARDIAS. ESI believes that its technology will enable electrophysiologists to map complex forms of VT and SVT in the majority of patients who cannot be mapped effectively using currently available technology.

    - REDUCED PROCEDURAL TIME. Currently available single-point contact catheters can require several hours of overall procedural time to diagnose simple tachycardia and can require between six and twelve hours to diagnose complex tachycardia. The Company believes that the EnSite System can reduce the overall procedure time significantly, greatly increasing the number of patients who may be candidates for diagnosis using cardiac mapping technology.

    - REDUCED RADIATION EXPOSURE. The Company believes that the speed with which its technology can map the heart's electrical activity and locate auxiliary catheters will reduce the amount of time that patients and medical staff are exposed to radiation from fluoroscopy, the effects of which are cumulative.

    - REDUCED COSTS. The Company believes that the EnSite System will reduce the costs associated with treating complex tachycardia by significantly reducing the amount of time required to locate and diagnose abnormal heart rhythms and by enabling electrophysiologists to select potentially less costly treatment for patients.

STRATEGY

    The Company's strategy is to establish the EnSite System as the leading diagnostic tool for diagnosing tachycardia in the more than 700 electrophysiology laboratories in the United States and those in Europe and Japan. The key elements of the Company's strategy are as follows:

    - DEMONSTRATE SAFETY AND CLINICAL EFFICACY. The EnSite System represents a new technology for mapping tachycardia. In order to gain acceptance of this technology in electrophysiology labs, the Company must demonstrate the safety and effectiveness of the EnSite System through successful clinical trials. Since October 1995, the Company has conducted clinical trials in the United

      Kingdom on 16 patients using the EnSite System for diagnosing VT, and in December 1996 received an IDE from the FDA for, and conducted in early 1997, a limited clinical trial on five ventricular tachycardia patients in the United States. The Company will file results of its studies and other product information with the FDA and the appropriate bodies in Europe in order to seek the required approvals for marketing in the United States and Europe. In addition, the Company will also seek to demonstrate the clinical efficacy of the EnSite System through the publication of the results of its studies and clinical trials and articles on its technology in medical journals.

    - FOCUS ON VENTRICULAR TACHYCARDIAS. The Company believes that the patient population that suffers from complex VT that are difficult to map using currently available technology presents a significant market opportunity for the Company's EnSite System. ESI intends to focus on the ability of its technology to provide improved speed, increased accuracy and cost-effectiveness in mapping VT. This improved mapping power should benefit electrophysiologists in performing diagnostic procedures and prescribing treatments for an expanded patient population.

    - EXTEND TECHNOLOGY TO ATRIAL FIBRILLATION. The Company believes that the EnSite System can be extended from mapping VT to mapping atrial tachycardia, including atrial fibrillation and flutter, both of which share similar complex characteristics, such as multiple sites of origin in unpredictable locations. The Company has conducted seven studies of its technology for mapping atrial tachycardia in the United Kingdom, including two patients suffering from atrial fibrillation and five patients suffering from atrial flutter.

    - LEVERAGE RELATIONSHIPS WITH LEADING ELECTROPHYSIOLOGISTS. The Company has established a Scientific Advisory Board whose members are among the world's leading electrophysiologists. Many of these board members have been highly involved in the development of the Company's technology and products and will be critical to successful development, testing, approval and marketing of the Company's technology and products. The Company intends to utilize its Scientific Advisory Board members to assist in gaining market acceptance of its products.

THE ENSITE SYSTEM

    The Company's EnSite System consists of the EnSite catheter and clinical workstation that together form an integrated system. The EnSite System is designed to map ventricular and atrial tachycardia.

    THE ENSITE CATHETER

    The EnSite catheter is a non-contact, single-use, multi-electrode array, percutaneous catheter, designed for use with the EnSite clinical workstation. The EnSite catheter's multi-electrode array senses electrical activity generated from the endocardial wall while floating in the heart chamber. The array area of the EnSite catheter is comprised of an inflatable polyurethane balloon within a mechanically expandable multi-electrode array. The multi-electrode array contains a wire braid consisting of 64 braided wires. A handle and cable connector are located at the proximal end of the catheter to allow the physician to position the distal end of the catheter, deploy the multi-electrode array and make electrical connection from the array to the patient interface unit of the EnSite System's workstation.

    The EnSite catheter is inserted percutaneously over a standard guidewire into a selected chamber of the heart. When positioned, the wire braid is mechanically expanded and the balloon residing under the wire braid in the array area of the catheter is inflated with a radiopaque solution to form an ellipsoidal, multi-electrode array. When deployed, the array is small enough to permit the normal functioning of the heart. In addition to the EnSite catheter, a standard single-point diagnostic catheter is inserted in a chamber of the heart in order to facilitate establishing the chamber's spatial boundaries. The multi-electrode braid array collects data used to compute more than 3,000 points of the heart chamber's electrical activity in the span of a few heartbeats by gathering a large amount of the electrical conduction information from the entire chamber and transmitting this information through the wire braid back down the catheter shaft to the EnSite System's clinical workstation.

    THE ENSITE CLINICAL WORKSTATION

    The EnSite System's clinical workstation consists of the Company's proprietary patient interface unit and a Silicon Graphics-based workstation and other third-party peripherals, such as a color monitor, a printer and an optical disk drive. The patient interface unit is designed to amplify and digitize the electrical information transmitted by the EnSite catheter. The patient interface unit also accepts information generated by other auxiliary sensors, including as many as 32 standard contact catheter electrodes, which allows the electrophysiologist to monitor clinical events or capture additional data for simultaneous display on the workstation. The workstation is programmed with software containing the Company's proprietary algorithms, which process the electrical information transmitted by the EnSite catheter and reconstruct the heart's geometric layout and the distribution of electrical activity. The heart and the electrical activity is displayed on the workstation as high resolution, three-dimensional isopotential or isochronal color maps. The maps can be viewed as a snapshot in time or as an animated playback at adjustable rates of speed. The maps can also be viewed from any perspective in space and may be zoomed in and out to facilitate rapid diagnosis and treatment of the tachycardia, including identifying the optimal site or sites for ablation.

    The electrical activity displayed on the workstation's three-dimensional map can also be displayed as time-waveforms, called "Virtual Electrograms," at multiple selected sites on the endocardium. Virtual Electrograms are produced by the Company's software contained in the workstation. The electrophysiologist can instantaneously select any of the more than 3,000 sites and waveforms to be displayed by pointing and clicking with the workstation's mouse pointer at the desired location on the map of the heart. The Virtual Electrogram function provides the equivalent of positioning a standard contact catheter at the same site on the endocardium--but without the need for actual physical contact.

    The EnSite System's workstation also generates a locator signal that can be emitted from selected electrodes on standard EP catheters introduced into the heart along with the EnSite catheter. The locator signal provides electrophysiologists with an interactive method for locating and positioning auxiliary catheters. The locator function is designed to allow electrophysiologists to diagnose and treat complex tachycardia with significantly less use of fluoroscopy than is currently required when using presently available single-point contact catheters. The locator signal is detected and displayed on the workstation's three-dimensional map to provide real-time feedback to the electrophysiologist as to the precise location of the catheter and to assist in guiding the catheter (or catheters) to a specific site on the endocardium.

    The EnSite System is designed to function as a complete, integrated electrophysiology laboratory system to provide a wide range of accurate and versatile diagnostic tools in one product. In addition to displaying high resolution, graphical, three-dimensional maps, the EnSite System provides multi-channel recording from standard EP electrode catheters and standard waveform displays. The Company intends to develop and market periodic software upgrades and new applications for use with the EnSite System.

RESEARCH AND DEVELOPMENT

    To date, the Company's primary activity has been research, development and testing of the EnSite catheter and the clinical workstation. Virtually all of the Company's research and development activity is performed internally by the Company's team of 24 scientists, engineers and technicians, in consultation with the Company's Scientific Advisory Board and outside consultants. The Company's research and development team is divided among five groups: software engineering, applied research, hardware engineering, clinical engineering and catheter engineering. In addition, various members of the research and development team support the design and development of the manufacturing processes used in fabricating the EnSite catheter.

    Among the research and development goals the Company is now pursuing are completing necessary clinical tests, optimizing the functionality of the EnSite System, finalizing the design of the EnSite System in anticipation of commercial distribution, and extending the use of the system to diagnosing atrial tachycardia. The Company expects that its future research and development objectives will include developing new mapping and catheter configurations and software upgrades to enhance the capabilities and ease-of-use of the EnSite System as well as supporting the Company's manufacturing personnel in refining manufacturing processes, improvements and scale-up in connection with the commercialization of the EnSite System. The Company incurred research and development expenses of approximately $3.4 million, $3.6 million and $4.4 million for the fiscal years ended December 31, 1994, 1995 and 1996, respectively. The Company anticipates that it will continue to make significant investments in research and development.

MANUFACTURING

    The Company manufactures its EnSite catheters in its 3,200 square foot clean-room facility at its headquarters in St. Paul, Minnesota. The Company also performs final assembly and system level testing of all hardware and software components for the EnSite System clinical workstation at this facility.

    The manufacturing process for the EnSite catheter involves a number of steps and component parts. The Company assembles and tests each catheter individually prior to sterilization and packaging, which it conducts in accordance with the requirements of the FDA. The Company has designed its manufacturing processes to utilize automation to the extent appropriate in order to increase production volume and reduce costs.

    The manufacturing of the EnSite System clinical workstation, including the patient interface unit, involves the assembly, integration and testing of components purchased from third parties. The Company purchases the basic computer workstation from Silicon Graphics, and ESI software engineers program the workstation with its proprietary software, including advanced mathematical algorithms.

    The Company purchases the raw materials and various component parts for the EnSite System from a number of suppliers. The Company has adopted rigorous quality control measures to ensure that the component parts it purchases meet its specifications and standards. Certain of the components are purchased from sole source suppliers, including the computer workstation. There are relatively few alternative sources of supply for these components, and it may be difficult for the Company to locate additional suppliers for these components.

    The Company is implementing a manufacturing quality program designed to meet all domestic and international standards for manufacturing medical devices. The Company will be required to meet the requirements of the FDA's good manufacturing practices ("GMP") in order to distribute its products in the United States and the requirements for ISO 9001 and CE Mark certification in order to distribute products in Europe. As part of meeting such requirements, the Company's facilities and manufacturing processes will be subject to inspection and audit. If the Company fails to satisfy the GMP requirements or obtain ISO 9001 and CE Mark certification, it may be required to alter its manufacturing processes. Moreover, any such failure could have a material adverse effect on the Company's ability to market its products, which could adversely affect its business and results of operations. The Company's suppliers will be required to satisfy GMP standards.

SALES AND MARKETING

    The Company intends to employ a direct sales force in the United States and to use distributors for international markets. The Company has entered into an agreement with Medtronic pursuant to which the Company has granted to Medtronic a right of first offer to distribute, on an exclusive basis, the Company's products outside of North America. See "Certain Transactions."

    The Company intends to direct its sales and marketing efforts at prominent domestic and international electrophysiology laboratories that perform the majority of electrophysiology procedures. The Company believes that prominent electrophysiology labs are generally more likely to keep abreast of and utilize new technologies such as the EnSite System for diagnosing and treating tachycardia. After the Company establishes a presence in major medical centers housing such electrophysiology labs, it then intends to broaden its sales and marketing efforts to include the growing number of smaller, community-based electrophysiology labs. As part of its strategy to gain the awareness of and acceptance by electrophysiology laboratories, the Company has focused on and intends to continue to focus on developing peer reviewed journal articles authored by leading experts in electrophysiology, sponsoring publication of papers based on research covering the performance and benefits of the EnSite System and conducting informational seminars. In addition, as part of its marketing program the Company expects to hold technical seminars and training sessions to educate physicians and its direct sales force and distributors in the use of the Company's products.

    The Company believes that it will receive approval to sell its products in international markets before it gains approval in the United States. See "--Government Regulation" below. The Company plans to commence selling the EnSite System in Europe promptly following obtaining the approval of the European authorities to distribute its products within the countries comprising the European Union, which the Company currently anticipates should occur sometime during the first quarter of 1998. There can be no assurance, however, that the Company will obtain such approval at such time, if at all.

PATENTS AND PROPRIETARY RIGHTS

    The Company's success will depend in part on its ability to obtain patent protection for its products and processes, to preserve its trade secrets and to operate without infringing or violating the proprietary rights of third parties. The Company actively pursues patent protection in the United States and foreign jurisdictions for each of the areas of invention embodied in the EnSite System, and will actively pursue patent protection for proprietary aspects of its technology in the future. As of the date of this Prospectus, the Company has two U.S. patent applications pending by which it is seeking to obtain protection for certain enhancements currently embodied in the EnSite System, relating to the catheter, catheter localization techniques and user interface elements. The Company also has three issued U.S. patents which relate to the technology underlying the EnSite System and development-stage versions of the system. One of these patents covers the catheter of the EnSite System and its development-stage versions. The remaining two patents are directed to measurement methodologies used in the development-stage versions of the EnSite System. The Company has also filed and has pending several foreign patent applications directed to various aspects of the technology underlying the EnSite System.

    The Company, like other firms that engage in the development and marketing of medical devices, must address issues and risks relating to patents and trade secrets. The coverage sought in a patent application can be denied or significantly reduced before or after the patent is issued. Consequently there can be no assurance that any of the Company's pending or future U.S. or foreign patent applications will result in issued patents, that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's current or future U.S. or foreign patents will not be challenged, circumvented by competitors or others or that such patents will be found to be valid or sufficiently broad to protect the Company's technology. Since patent applications are secret until patents are issued in the United States or corresponding applications are published in other countries, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it was the first to make the inventions covered by each of its pending patent applications, or that it was the first to file patent applications for such inventions. In addition, there can be no assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets. Further, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as do the laws of the United States.

    In addition to patents, the Company relies on trade secrets and proprietary knowledge, which it seeks to protect, in part, through appropriate confidentiality and proprietary information agreements. In particular, the Company relies upon such means to protect the proprietary software used in the EnSite System. The confidentiality and proprietary information agreements generally provide that all confidential information developed or made known to individuals by the Company during the course of the relationship with the Company is to be kept confidential and not disclosed to third parties, except in specific circumstances. The agreements also generally provide that all inventions conceived by the individual in the course of rendering services to the Company shall be the exclusive property of the Company. There can be no assurance that proprietary information or confidentiality agreements with employees, consultants and others will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors.

    There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that the Company will not become subject to patent infringement claims or litigation in a court of law, or interference proceedings declared by the United States Patent and Trademark Office (USPTO) to determine the priority of inventions or an opposition to a patent grant in a foreign jurisdiction. The defense and prosecution of intellectual property suits, USPTO interference or opposition proceedings and related legal and administrative proceedings are both costly and time-consuming and could result in substantial uncertainty to the Company. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to the Company, may also be necessary to enforce patent or other intellectual property rights of the Company or to determine the scope and validity of other parties' proprietary rights. Any litigation, opposition or interference proceedings will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. There can be no assurance that the Company will have the financial resources to defend its patents from infringement or claims of invalidity. The Company is not currently a party to any patent or other litigation. An adverse determination in any litigation could subject the Company to significant liabilities to third parties, require the Company to seek licenses from or pay royalties to third parties or prevent the Company from manufacturing, selling or using its proposed products, any of which could have a material adverse effect on the Company's business and prospects. See "Risk Factors-- Dependence on Patents and Proprietary Technology."

COMPETITION

    The Company believes that its competitive success will depend primarily upon its ability to demonstrate the clinical efficacy of the EnSite System; effectively create market awareness and acceptance of the system while maintaining its proprietary nature; and manufacture and deliver the system on a timely basis. The tachycardia diagnostic mapping field of the medical device industry has attracted a high level of interest both from companies with an established presence in the field of electrophysiology and from more recently formed companies. The Company's competitors include companies that offer standard, single-point contact diagnostic catheters, including Bard Electrophysiology, a division of C.R. Bard, Inc.; EP Technologies, a division of Boston Scientific Corporation; Electro-Catheter Corporation; Cordis Webster, Inc., a division of Johnson & Johnson; Daig Corporation, a division of St. Jude Medical, Inc. and CardioRhythm, Inc., a division of Medtronic, Inc. The Company also competes with companies that are developing multi-point, basket contact catheters for diagnosing tachycardia that use multiple electrodes to provide more data points for the measurement of the heart's electrical activity. Basket contact catheters have not to date received regulatory approval for diagnosing tachycardia. The Company believes that these basket contact catheters under development can currently measure multiple points of electrical activity in the heart. This group of companies includes Cardiac Pathways Corporation, EP Technologies, and Cordis-Webster, Inc. The Company is also aware of other medical device companies, such as Biosense, Inc. and Cardima, Inc., that are developing alternatives to single-point contact catheter mapping technology.

    The Company believes that participants in the market for mapping tachycardia compete on the basis of clinical effectiveness, ease of use, cost and on the basis of acceptance by health care professionals. Competition is also affected by the length of time required for products to be developed and receive regulatory approval. The medical device industry is characterized by rapid and significant technological change. As a result, the Company's success will depend in part on its ability to respond quickly to medical and technological changes through the development and introduction of new products.

    Many of the Company's competitors and potential competitors have substantially greater capital resources, research and development staffs and facilities than the Company. In addition, most of the Company's competitors and potential competitors have substantially greater experience than the Company in researching and developing new products, testing products in clinical trials, obtaining regulatory approvals and manufacturing and marketing medical devices. There can be no assurance that the Company will succeed in developing and marketing technologies and products that are clinically more efficacious and cost-effective than the more established diagnostic products or the new approaches and products developed and marketed by its competitors. Moreover, there can be no assurance that the Company will succeed in developing new technologies and products that are available prior to its competitors' products. The failure by the Company to demonstrate the efficacy and cost-effective advantages of its products over those of its competitors could have a material adverse effect on the Company's business and results of operations. See "Risk Factors--Significant Competition; Rapid Technological Change."

THIRD-PARTY REIMBURSEMENT FOR THE COMPANY'S PRODUCTS

    In the United States, health care providers, including hospitals and physicians, that purchase medical products for treatment of their patients generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or a part of the costs and fees associated with the procedures performed using these products. The Company's success will be dependent upon, among other things, the ability of health care providers to obtain satisfactory reimbursement from third-party payors for medical procedures in which the Company's products are used. If FDA approval is received, third-party reimbursement would depend upon decisions by the Health Care Financing Administration for Medicare, as well as by individual health maintenance organizations and private insurers and other payors. Third-party payors determine whether to reimburse for a particular procedure and, if so, will reimburse health care providers for medical treatment based on a variety of methods, including a lump sum prospective payment system based on a diagnosis related group or per diem, a blend between the health care provider's reported costs and a fee schedule, a payment for all or a portion of charges deemed reasonable and customary, or a negotiated per capita fixed payment. Third party payors are increasingly challenging the pricing of medical products and procedures. Even if a procedure is eligible for reimbursement, the level of reimbursement may not be adequate. Additionally, payors may deny reimbursement if they determine that the device used in the treatment was unnecessary, inappropriate or not cost-effective, experimental or used for a non-approved indication.

    It is anticipated that the Company's EnSite catheter will be sold at a premium in comparison to existing single point catheters used in current diagnostic or mapping procedures, in addition to requiring an initial capital outlay for the companion clinical workstation. Existing single point catheters, unlike the EnSite catheter, are generally reused after sterilization. In addition to establishing the safety and efficacy of the EnSite System, and assuming no increase in the level of reimbursement for cardiovascular procedures expected to utilize the Company's products, the Company will be required to economically justify the relative increased cost of utilizing the EnSite System by satisfactorily demonstrating the enhanced benefits of the EnSite System to health care providers and payors in terms of such factors as enhanced patient procedural efficiencies, reduced radiation exposure and improved patient outcomes.

    Medicare coverage is generally available for items and related services involving devices that have been classified by the FDA as "non-experimental/investigational" (Category B) devices and that are furnished in accordance with the FDA-approved IDE governing clinical trials. Based on the Company's IDE approval from the FDA for the EnSite System, the system has been classified as a Category B device. Even with items or services involving Category B devices, however, Medicare coverage may be denied if any other coverage requirements are not met, for example, if the treatment is not medically necessary for the specific patient. There can be no assurance that the Company's systems will be covered when they are used in clinical trials and, if covered, whether the payment amounts for their use will be considered to be adequate by health care providers. If the devices are not covered or the payments are considered to be inadequate, the Company may need to bear additional costs to sponsor such trials, and such costs could have a material adverse effect on the Company's business, financial condition and results of operation.

    Capital costs for medical equipment purchased by hospitals are currently reimbursed under Medicare separately from medical procedure payments. Recent federal Medicare legislation has called for these capital costs to be reimbursed on a prospective payment system. During a transition period due to end in 2000, each hospital's capital expenditures will be based in part on its own historical capital costs and in part on the prospective payment system. There can be no assurance that the movement to a prospective payment system will not cause hospitals to reduce their expenditure payments for equipment such as the EnSite clinical workstation.

    Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government managed health care systems that control reimbursement for new products and procedures. In most markets, there are private insurance systems as well as government managed systems. Market acceptance of the Company's products will depend on the availability and level of reimbursement in international markets targeted by the Company. There can be no assurance that the Company will obtain reimbursement in any country within a particular time, for a particular time, for a particular amount, or at all.

    Regardless of the type of reimbursement system, the Company believes that physician advocacy of the Company's products will be required to obtain reimbursement. The Company believes that less invasive procedures generally provide less costly overall therapies as compared to conventional drug, surgery and other treatments. The Company anticipates that hospital administrators and physicians would justify the use of the Company's products by the attendant cost savings and clinical benefits that the Company believes would be derived from the use of its products. However, there can be no assurance that this will be the case. Accordingly, reimbursement for the Company's products may not be available in the United States or in international markets under either government or private reimbursement systems, and health care providers may not advocate reimbursement for procedures using the Company's products. Failure by hospitals and other users of the Company's products to obtain reimbursement from third-party payors, or changes in government and private third-party payors' policies toward reimbursement for procedures employing the Company's products, would have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the Company is unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have on the Company.

    Political, economic and regulatory influences are subjecting the health care industry in the United States to increased scrutiny. The Company anticipates that Congress, state legislatures and the private sector will continue to review and assess alternative health care delivery and payment systems. Potential approaches that have been considered include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, greater reliance on prospective payment systems, the creation of large insurance purchasing groups, price controls and other fundamental changes to the health care delivery system. Legislative debate is expected to continue in the future, and market forces are expected to demand reduced costs. In this regard, a federal advisory panel recently recommended to Congress that the Medicare reimbursement rate to hospitals remain unchanged in 1998. The Company cannot predict what impact the adoption of any federal or state health care reform measures, future private sector reform or market forces may have on its business. See "Risk Factors--Uncertainty of Third-Party Reimbursement."

GOVERNMENT REGULATION

    UNITED STATES

    The Company's EnSite System is regulated in the United States as a medical device by the FDA under the Federal Food, Drug, and Cosmetic Act ("FDC Act") and requires premarket approval by the FDA prior to commercialization. In addition, certain material changes or modifications to medical devices also are subject to FDA review and approval. Pursuant to the FDC Act, the FDA regulates the research, testing, manufacture, safety, labeling, storage, record keeping, advertising, distribution and production of medical devices in the United States. Noncompliance with applicable requirements can result in warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket approval for devices, and criminal prosecution. Medical devices are classified into one of three classes, Class I, II or III, on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls (E.G., labeling, premarket notification and adherence to GMPs). Class II devices are subject to general controls and to special controls (E.G., performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those which must receive premarket approval by the FDA to ensure their safety and effectiveness (E.G., life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices), and require clinical testing to ensure safety and effectiveness and FDA approval prior to marketing and distribution. The FDA also has the authority to require clinical testing of Class I and Class II devices. A PMA application must be filed if the proposed device is not substantially equivalent to a legally marketed predicate device or if it is a Class II device for which the FDA has called for such applications.

    If human clinical trials of a device are required and if the device presents a "significant risk," the manufacturer or the distributor of the device is required to file an IDE application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and, possibly, mechanical testing. If the IDE application is approved by the FDA, human clinical trials may begin at a specific number of investigational sites with a maximum number of patients, as approved by the FDA. Sponsors of clinical trials are permitted to sell those devices distributed in the course of the study provided such costs do not exceed recovery of the costs of manufacture, research, development and handling. The clinical trials must be conducted under the auspices of an independent institutional review board ("IRB") established pursuant to FDA regulations.

    The Company conducted clinical trials of its EnSite Systems in the United Kingdom in late 1995, 1996 and early 1997 under an authorization of the Medical Devices Agency ("the MDA") of the British government. These studies involved a total of 16 patients with ventricular tachycardia. The Company submitted its IDE application to the FDA in May 1996 based on the results of the initial four patient trial plus extensive pre-clinical testing. Based on consultation with the FDA, and to further support its IDE submission, the Company conducted nine additional ventricular patient trials and submitted this data in November 1996 in an amendment to the IDE application. In the amendment, the Company reported that three of the nine patients in this study suffered complications, including one death four days following the procedure. In December 1996, the FDA granted the Company an IDE to conduct in the United States a limited clinical trial of the EnSite System for left ventricular tachycardia mapping in five patients at one institution. In granting the IDE, the FDA expressed its belief that there is a significant possibility that one or two of the complications were device related and that further testing may be required to address this concern. However, based on the Company's evaluation, the Company believes these complications were not device related and has submitted its response to the FDA. The Company conducted in early 1997 a limited five patient clinical study authorized under the IDE. The Company intends to conduct extensive additional clinical trials in the United States. The Company anticipates that these clinical trials will be used to support a PMA application to obtain approval to market the EnSite System in the United States.

    The Company conducted an initial study of its technology for mapping atrial tachycardia in seven patients in the United Kingdom during the second half of 1996. The Company believes that it will require an IDE approval from the FDA to pursue clinical testing of the EnSite System for SVTs in the United States and significant testing will be required to support a subsequent PMA application.

    A PMA application must be supported by extensive data, including preclinical and clinical trial data, as well as extensive literature to prove the safety and effectiveness of the device. Following receipt of a PMA application, if the FDA determines that the application is sufficiently complete to permit a substantive review the FDA will "file" the application. Under the FDC Act, the FDA has 180 days to review a PMA application, although the review of such an application more often occurs over a protracted time period, and generally takes approximately two years or more from the date of filing to complete.

    The PMA application approval process can be expensive, uncertain and lengthy. A number of devices for which premarket approval has been sought have never been approved for marketing. The review time is often significantly extended by the FDA, which may require more information or clarification of information already provided in the filing. During the review period, an advisory committee likely will be convened to review and evaluate the application and provide recommendations to the FDA as to whether the device should be approved. In addition, the FDA will inspect the manufacturing facility to ensure compliance with the FDA's GMP requirements prior to approval of an application. If granted, the approval of the PMA application may include significant limitations on the indicated uses for which a product may be marketed.

    The Company plans to file a PMA application with the FDA for approval to sell the EnSite System commercially in the United States when the clinical studies are completed. There can be no assurance that the Company will be able to obtain necessary PMA application approvals to market the EnSite System, or any other products, on a timely basis, if at all, and delays in receipt or failure to receive such approvals the loss of previously received approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company is also required to register as a medical device manufacturer with the FDA and state agencies, and to list its products with the FDA. As such, the Company will be inspected by both the FDA for compliance with the FDA's GMP and other applicable regulations. These regulations require that the Company manufacture its products and maintain its documents in a prescribed manner with respect to manufacturing, testing and control activities. Further, the Company is required to comply with various FDA requirements for design, safety, advertising and labeling. The Company has not yet undergone an FDA GMP inspection.

    The Company is required to provide information to the FDA on death or serious injuries alleged to have been associated with the use of its medical devices, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur. In addition, the FDA prohibits an approved device from being marketed for unapproved applications. If the FDA believes that a company is not in compliance with the law, it can institute proceedings to detain or seize products, issue a recall, enjoin future violations and assess civil and criminal penalties against the company, its officers and its employees. Failure to comply with the regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

    The advertising of most FDA-regulated products is subject to both FDA and Federal Trade Commission jurisdiction. The Company also is subject to regulation by the Occupational Safety and Health Administration and by other governmental entities.

    Regulations regarding the manufacture and sale of the Company's products are subject to change. The Company cannot predict what impact, if any, such changes might have on its business, financial condition or results of operations.

    INTERNATIONAL

    International sales of the Company's products are subject to the regulatory agency product registration requirements of each country. The regulatory review process varies from country to country. There can be no assurance that such approvals will be obtained on a timely basis or at all.

    The Company is in the process of implementing policies and procedures which are intended to allow the Company to receive ISO 9001 qualification of its processes. The ISO 9000 series of standards for quality operations have been developed to ensure that companies know the standards of quality to which they must adhere to receive certification. The European Union has promulgated rules which require that medical products receive by mid-1998 the right to affix the CE Mark, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. ISO 9000 certification is one of the CE Mark certification requirements. Failure to receive the right to affix the CE Mark will prohibit the Company from selling its products in member countries of the European Union. There can be no assurance that the Company will be successful in meeting certification requirements.

PRODUCT LIABILITY AND INSURANCE

    The development, manufacture and sale of medical products entail significant risk of product liability claims and product failure claims. The Company has conducted only limited clinical trials and does not yet have, and will not have for a number of years, sufficient clinical data to allow the Company to measure the risk of such claims with respect to its products. The Company faces an inherent business risk of financial exposure to product liability claims in the event that the use of its products results in personal injury or death. The Company also faces the possibility that defects in the design or manufacture of the Company's products might necessitate a product recall. There can be no assurance that the Company will not experience losses due to product liability claims or recalls in the future. The Company currently maintains product liability insurance with coverage limits of $5 million per occurrence and $5 million annually in the aggregate and there can be no assurance that the coverage limits of the Company's insurance policies will be adequate. In addition, the Company will require increased product liability coverage if any potential products are successfully commercialized. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. Any claims against the Company, regardless of their merit or eventual outcome, could have a material adverse effect upon the Company's business, financial condition and results of operations.

EMPLOYEES

    The Company had a total of 50 full-time employees as of December 31, 1996. Of this number, 24 persons were engaged in research and development or clinical activities, 5 were involved in regulatory and quality assurance, 14 were involved with manufacturing and 7 were involved with administration, sales and marketing and support functions. No employee of the Company is covered by a collective bargaining agreement. In addition to its full-time workforce, the Company has consulting or other contractual relationships with four other individuals. The Company expects to add such new employees as are necessary to expand its manufacturing capacity for future commercial production.

FACILITIES

    The Company leases approximately 17,500 square feet in St. Paul, Minnesota. The facility is leased through September 1997. The Company has an option to extend the lease through March 1999. The Company believes that this facility will be adequate to meet its needs through the full commercial introduction of its planned products.

LEGAL PROCEEDINGS

    The Company is not currently a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The names, ages and positions of the executive officers, key management personnel and directors of the Company as of the date hereof are listed below.

NAME                                      AGE  POSITION
----------------------------------------  ---  ----------------------------------------------------
James W. Bullock........................  40   President, Chief Executive Officer and Director
Dennis J. McFadden......................  45   Vice President, Finance and Chief Financial Officer
Frank J. Callaghan......................  43   Vice President, Research and Development
Richard J. Omilanowicz..................  44   Vice President, Manufacturing
Graydon E. Beatty.......................  40   Chief Technical Officer and Director
David A. Teicher........................  46   Director of Regulatory Affairs and Quality Assurance
Patrick J. Wethington...................  28   Director of Marketing
Leota L. Pearson........................  38   Controller
James E. Daverman (1)(2)................  47   Director
Robert G. Hauser, M.D...................  57   Director
Ronald H. Kase (1)......................  38   Director
Steven R. LaPorte.......................  46   Director
Peter H. McNerney (1)(2)................  46   Director

------------------------

(1) Member of the Compensation Committee of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

    JAMES W. BULLOCK has been President, Chief Executive Officer and a Director of the Company since May 1994. In addition, Mr. Bullock served as the Chief Financial Officer of the Company from May 1994 until May 1996. From April 1992 until joining the Company, Mr. Bullock served as President and Chief Operating Officer of Stuart Medical, Inc., a cardiac monitoring start-up company. From April 1990 to April 1992, Mr. Bullock served as Vice President of Sales and Marketing of the Stackhouse Division of Bird Medical Technologies, a medical device company. From 1978 to 1990, Mr. Bullock served in a variety of marketing and sales management positions, most recently as Vice President of Sales, for the Pharmaseal Division of Baxter International Inc., a medical products company.

    DENNIS J. MCFADDEN has been Vice President, Finance and Chief Financial Officer of the Company since May 1996. From May 1995 until joining the Company, Mr. McFadden served as Chief Financial Officer of Diametrics Medical, Inc., a manufacturer of blood analysis systems. From August 1994 to April 1995, Mr. McFadden acted as management consultant to Cascade Medical, Inc., a privately-held medical products company, and from March 1993 to July 1994, Mr. McFadden served as Chief Financial Officer of Cascade Medical, Inc. From 1985 to February 1993, Mr. McFadden performed in a number of financial roles, including Corporate Treasurer and Chief Financial Officer for the entry level systems division at Cray Research, Inc., a manufacturer of supercomputers.

    FRANK J. CALLAGHAN has been Vice President of Research and Development of the Company since November 1995. From 1987 until joining the Company, Mr. Callaghan served as a Director of Research and Development at Telectronics Pacing Systems, Inc., a manufacturer of cardiac rhythm management devices. From 1983 to 1987 Mr. Callaghan served in several capacities, including Manager, Systems Technology, at Cordis Corporation, a manufacturer of angiographic and implantable devices.

    RICHARD J. OMILANOWICZ has been Vice President of Manufacturing of the Company since November 1994. From May 1993 until joining the Company, Mr. Omilanowicz served as General Manager of

McKechnie Plastic Components, a custom injection molding company. From 1980 to May 1993, Mr. Omilanowicz served in several capacities at the Pharmaseal Division of Baxter International Inc., most recently as Director of Research, Development and Engineering.

    GRAYDON E. BEATTY is a founder of the Company and has been Chief Technical Officer of the Company since May 1995 and a Director since August 1992. Since the Company's inception in May 1992, Mr. Beatty has served in several technical and management positions. In addition, from May 1992 until December 1993, Mr. Beatty served as a consultant with GMN Consulting, an engineering consulting firm, and as a consulting engineer of AngeMed, a division of Angeion Corp., a cardiovascular device Company, from February 1992 to September 1992. Mr. Beatty was Senior Development Engineer of Bio-Medical Design Group, Inc., an electrophysiology system developer, from December 1991 to May 1992. From 1989 to December 1991, Mr. Beatty served as Principal Research Engineer at Cardiac Pacemakers, Inc., a cardiovascular device company.

    DAVID A. TEICHER was Director of Regulatory Affairs and Quality Assurance of the Company from May 1995 to December 1995 and resumed that position in March 1996. Mr. Teicher served as Director of Regulatory and Clinical Affairs of Instent, Inc. from January 1996 to February 1996. From June 1991 to March 1995, Mr. Teicher served as Director of Regulatory Affairs, New Technology for SciMed Life Systems, Inc., a manufacturer of cardiology devices, and as Director of Regulatory Affairs and Quality Assurance of SciMed Blood Systems Division, a manufacturer of heart bypass devices, from October 1990 to June 1991. Mr. Teicher served as Manager of Corporate Regulatory Affairs with Intermedics Pacemakers, a manufacturer of cardiac pacemakers, from 1987 to September 1990, and as an investigator biomedical engineer with the FDA from 1976 to 1987.

    PATRICK J. WETHINGTON has been Director of Marketing of the Company since November 1996. From March 1994 to October 1996, Mr. Wethington was the marketing manager for tachycardia products for Guidant/CPI's implantable cardioverter defibrillator pulse generator and endocardial lead business. From June 1992 to March 1994, Mr. Wethington served as a field clinical representative for Guidant/CPI's cardiac rhythm management products. From September 1990 to June 1992, Mr. Wethington served as a sales and marketing consultant for several businesses, including 3M, Dayton Hudson Corp. and Syner Service Corporation.

    LEOTA L. PEARSON has been Controller of the Company since July 1994. From November 1993 until joining the Company, Ms. Pearson served as Controller of General Litho Services, Inc., a printing company. Ms. Pearson completed her MBA in June 1993. From 1983 to May 1990, Ms. Pearson served as Controller of Orthomet, Inc., a manufacturer and distributor of orthopedic devices. Ms. Pearson is a Certified Public Accountant.

    JAMES E. DAVERMAN has been a Director of the Company since July 1994. Mr. Daverman has served as a Managing General Partner and is a founder of Marquette Venture Partners, a venture capital investment firm, since January 1987. Mr. Daverman is a director of Colla Genex Pharmaceuticals, Inc., a pharmaceutical company.

    ROBERT G. HAUSER, M.D., has been a Director of the Company since October 1995. Dr. Hauser has been a cardiologist at the Minneapolis Heart Institute since September 1992, and has served as President of the Cardiovascular Services Division of Abbott Northwestern Hospital since May 1995 and Executive Director of the Minneapolis Heart Institute since July 1994. From 1988 to July 1992, Dr. Hauser served as President and Chief Executive Officer of Cardiac Pacemakers, Inc., a cardiovascular device company.

    RONALD H. KASE has been a Director of the Company since March 1993. Mr. Kase joined New Enterprise Associates, a venture capital investment firm, in January 1991 and is a limited partner of New Enterprise Associates V, Limited Partnership. Mr. Kase also serves as a director of several privately held health care companies.

    STEVEN R. LAPORTE has been a Director of the Company since September 1996. Mr. LaPorte has served as Vice President and General Manager of the CardioRhythm Division of Medtronic since January 1994. From 1989 to January 1994, Mr. LaPorte served as Vice President of Operations for the Neurological Division of Medtronic, and from 1979 to 1989, as a project manager and then Director of the Corporate Information Services division of Medtronic.

    PETER H. MCNERNEY has been a Director of the Company since January 1995. Mr. McNerney has been a partner with Coral Ventures, a venture capital investment firm, since July 1992. From 1989 to June 1992, Mr. McNerney was Managing Partner of the Kensington Group, a health care management consulting company. Mr. McNerney serves as a director of Biomira, Inc., a cancer immuno therapy company, Optical Sensors, Inc., an automated blood gas sensor company, and Aksys, Ltd., a home hemodyalisis company.

    The Company's Board of Directors is divided into three classes as nearly equal in number as possible, with each class serving a three-year term. One of the three classes of the Board of Directors is elected each year. The terms of the Company's current Board of Directors expire as follows: Mr. Beatty and Mr. Bullock, 1998; Dr. Hauser, Mr. McNerney and Mr. LaPorte, 1999; and Mr. Daverman and Mr. Kase, 2000.

    Messrs. Kase, Daverman, McNerney and LaPorte were elected to the Board of Directors as designees of various series of Preferred Stock pursuant to agreements with the Company that will terminate upon closing of the Offering, and the Company is not aware of any present intention on the part of any of these individuals to terminate his service as a director after consummation of this Offering.

COMMITTEES

    The Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee makes recommendations concerning executive salaries and incentive compensation for employees of the Company, subject to ratification by the full Board of Directors, and administers the Company's 1993 Long-Term Incentive and Stock Option Plan (the "Stock Option Plan"), the Directors' Stock Option Plan (the "Directors' Plan") and the Company's 1997 Employee Stock Purchase Plan.

    The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors, as well as the Company's accounting principles and its system of internal controls, and reports the results of its review to the full Board of Directors and to management.

DIRECTORS' COMPENSATION

    For their services to the Company, outside directors receive stock options under the Directors' Plan and each director is reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees. One existing non-employee director has been granted options to purchase Common Stock under the Directors' Plan. See "--Stock Plans."

LIMITATION OF LIABILITY

    The Company has adopted provisions in its Amended and Restated Certificate of Incorporation that eliminate to the fullest extent permissible under Delaware General Corporation Law the liability of its directors to the Company or its stockholders for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's amended Bylaws provide that the Company shall indemnify its directors, officers, agents and employees to the fullest extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware General Corporation Law.

    At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The

Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION

    The following table sets forth the cash and noncash compensation for 1996 awarded to or earned by the Chief Executive Officer and all other executive officers of the Company whose salary and bonus earned in 1996 exceeded $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                     -------------
                                                                                        AWARDS
                                                                                     -------------
                                                                                      SECURITIES
                                                               ANNUAL COMPENSATION    UNDERLYING
                                                              ---------------------    OPTIONS/       ALL OTHER
NAME AND PRINCIPAL POSITION                                     SALARY      BONUS     SARS(#)(1)    COMPENSATION
------------------------------------------------------------  ----------  ---------  -------------  -------------
James W. Bullock............................................  $  180,000  $  20,000      285,000      $      --
  President, Chief Executive Officer and Director

Frank J. Callaghan..........................................     120,000      7,698       70,000         50,735(2)
  Vice President, Research and Development

Richard J. Omilanowicz......................................     119,954         --       70,000             --
  Vice President, Manufacturing

Graydon E. Beatty...........................................     110,000         --       25,000             --
  Chief Technical Officer and Director

------------------------

(1) Represents options granted pursuant to the Company's Stock Option Plan.

(2) Represents reimbursement of relocation expenses.

    OPTION GRANTS

    The following table summarizes options granted during the year ended December 31, 1996 to the Named Executive Officers.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1996

                                                                                                           POTENTIAL REALIZABLE
                                                                                                             VALUE AT ASSUMED
                                                              % OF TOTAL                                  ANNUAL RATES OF STOCK
                                                                OPTIONS                                     PRICE APPRECIATION
                                                              GRANTED TO       EXERCISE                     FOR OPTION TERM(4)
                                                  OPTIONS      EMPLOYEES         PRICE       EXPIRATION   ----------------------
NAME                                            GRANTED(1)    IN 1996(2)     PER SHARE(3)       DATE        5%($)       10%($)
----------------------------------------------  -----------  -------------  ---------------  -----------  ----------  ----------
James W. Bullock..............................      70,000          23.9%      $    2.40       06/05/06   $  105,654  $  267,749
Frank J. Callaghan............................      10,000           3.4%           5.00       12/30/06       31,445      76,687
Richard J. Omilanowicz........................      12,500           4.3%           5.00       12/30/06       39,306      99,609
Graydon E. Beatty.............................          --            --              --             --           --          --

------------------------

(1) Each option represents the right to purchase one share of Common Stock. The options shown in this column are all incentive stock options granted pursuant to the Stock Option Plan. The options granted to Messrs. Bullock, Callaghan and Omilanowicz, for 70,000, 10,000 and 12,500 shares, respectively, become exercisable on a monthly basis over forty-eight months beginning six months following such grant. To the extent not already exercisable, the options generally become exercisable in the event of a merger in which the Company is not the surviving corporation, a transfer of all of the Company's stock, a sale of substantially all of the Company's assets or a dissolution or liquidation of the Company.

(2) In 1996, the Company granted employees options to purchase an aggregate of 292,500 shares of Common Stock.

(3) The exercise price may be paid in cash, or in the case of Mr. Bullock, in cash, by promissory note or in shares of Common Stock with a market value as of the date of grant equal to the exercise price or a combination of any of the above.

(4) The compounding assumes a ten year exercise period for all options grants. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

    OPTION VALUES

    The following table summarizes the value of options held at December 31, 1996 by the Named Executive Officers. No options held by such executive officers were exercised during 1996.

                 AGGREGATED OPTION VALUES AT DECEMBER 31, 1996

                                                  NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                       UNDERLYING          IN-THE-MONEY OPTIONS
                                                 UNEXERCISED OPTIONS AT      AT DECEMBER 31,
                                                   DECEMBER 31, 1996             1996(1)
                                                ------------------------  ----------------------
NAME                                            EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----------------------------------------------  -----------  -----------  ---------  -----------
James W. Bullock..............................     121,875      163,125   $1,299,188  $1,594,713
Frank J. Callaghan............................      16,250       53,750     173,225     586,375
Richard J. Omilanowicz........................      23,524       46,476     249,791     434,259
Graydon E. Beatty.............................      22,500        2,500     243,000      27,000

------------------------

(1) Value based on the difference between the fair market value of the shares of Common Stock at December 31, 1996 ($11.00), as determined by the Board of Directors, and the exercise price of the options.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL AGREEMENTS

    The Company has employment agreements and change-in-control agreements with the following executive officers.

    On December 28, 1994, the Company entered into an agreement with Mr. Bullock providing for an annual salary of $170,000, benefits consistent with the Company's employment policies and an annual minimum salary increment of five percent on each of the first three anniversaries of the commencement of employment. Pursuant to the agreement, the Company granted to Mr. Bullock an option to purchase 165,000 shares of the Company's Common Stock at an exercise price of $0.34 per share, to be vested monthly over a period of 48 months. In addition, the agreement provides for severance pay, in the event of his termination without cause, equal to 12 months' salary prior to completion of one year of service, nine months' salary prior to completion of two years of service, six months' salary prior to completion of three years of service and three months' salary prior to completion of four years of service, and no severance pay thereafter.

    In June 1996, the Company entered into a change-in-control agreement with Mr. McFadden providing for severance pay in the event the Company terminates Mr. McFadden's employment without cause, or Mr. McFadden resigns his employment for good reason (as such terms are defined in the agreement) after a change in control of the Company. The amount of the payment to Mr. McFadden will be an amount equal to 12 months' salary if termination is prior to completion of six months of service, nine months' salary if termination occurs between six and 12 months of service, six months' salary if termination occurs between 12 and 18 months of service and no severance pay thereafter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Kase, Mr. McNerney and Mr. Daverman served as members of the Company's Compensation Committee during 1995. Mr. Kase is a limited partner in New Enterprise Associates V, Limited Partnership. New Enterprise Associates V, Limited Partnership is affiliated with ONSET Enterprise Associates, L.P., Chemicals & Materials Enterprise Associates, Limited Partnership and Catalyst Ventures. Mr. Daverman is the Managing General Partner of Marquette Venture Partners II, L.P. and MVP II Affiliates Fund, L.P. Mr. McNerney is a Partner of Coral Partners IV, Limited Partnership. See "Principal Stockholders."

    In March 1993, the Company sold 775,000 shares of Series A Preferred Stock (convertible into an aggregate of 387,500 shares of Common Stock) to New Enterprise Associates V, Limited Partnership Catalyst Ventures, ONSET Enterprise Associates, L.P. and Chemicals & Materials Enterprise Associates pursuant to preferred stock purchase agreements on substantially similar terms as were sold to non-affiliated purchasers. See "Certain Transactions."

    In October 1993 and November 1993, the Company borrowed an aggregate of $250,000 from Series A Preferred Stockholders, payable in January 1994 or convertible into Series B Preferred Stock at a price equal to the price paid per share by investors purchasing Series B Preferred Stock. In December 1993, the investors exercised the conversion option, and the Company issued 147,058 shares of Series B Preferred Stock (convertible into an aggregate of 73,529 shares of Common Stock). See "Certain Transactions."

    From December 1993 through March 1995, the Company sold 6,682,506 shares of Series B Preferred Stock (convertible into an aggregate of 3,341,253 shares of Common Stock) to New Enterprise Associates V, Limited Partnership, ONSET Enterprise Associates, L.P., Chemicals & Materials Enterprise Associates, Limited Partnership, Catalyst Ventures, Sprout Capital VI, L.P., DLJ Capital Corporation, Marquette Venture Partners II, L.P., MVP II Affiliates Fund, L.P. and Coral Partners IV, Limited Partnership pursuant to preferred stock purchase agreements on substantially similar terms as were sold to non-affiliated purchasers. See "Certain Transactions."

STOCK PLANS

    STOCK OPTION PLAN

    Pursuant to the 1993 Long-Term Stock Option Plan (the "Stock Option Plan"), directors, officers, other employees and consultants of the Company may receive options to purchase Common Stock. The Stock Option Plan provides for the grant of both incentive stock options intended to qualify for preferential tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Stock Options"), and nonqualified stock options that do not qualify for such treatment. Only employees of the Company, including officers and directors who are employees of the Company, are eligible to receive Incentive Stock Options. The exercise price of all incentive stock options granted under the Stock Option Plan must equal or exceed the fair market value of the Common Stock at the time of grant. The Stock Option Plan also provides for grants of stock appreciation rights, restricted stock awards and performance awards. The Stock Option Plan is administered by the Compensation Committee.

    A total of 1,500,000 shares of Common Stock have been reserved for issuance under the Stock Option Plan. As of December 31, 1996, the Company had outstanding options to purchase an aggregate of (i) 897,782 shares, at a weighted average exercise price of $1.14 per share, pursuant to the Stock Option Plan and (ii) no shares granted outside of the Stock Option Plan.

    DIRECTORS' PLAN

    The Company has adopted a Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for the automatic grant of nonstatutory stock options to purchase 10,000 shares of Common Stock to nonemployee directors at the time of their election as director, and an option to purchase 5,000 shares of Common Stock on the date of each subsequent annual shareholder meeting, subject to certain limitations. Options granted on the date an individual is elected as a director of the Company become vested and thereby exercisable with respect to 33 1/3% of the shares on the date of such election, 33 1/3% of such shares on the twelve month anniversary date after such election and 33 1/3% of such shares on the date of the second twelve month anniversary date after such election; provided, however, that an unvested portion of such option grant shall only vest so long as the nonemployee director remains a director on the date such portion vests, and that vested options shall terminate seven years after the date a director ceases to be a director of the Company or on the date of termination of the option, whichever occurs earlier. Options granted on the date of each annual meeting of shareholders become exercisable six months after the date of grant. The option price for nonemployee directors is equal to the fair market value of a share of Common Stock as of the date of grant. The Company has reserved a total of 200,000 shares of Common Stock for issuance under the Director's Plan, all of which are currently available for future grant.

    EMPLOYEE STOCK PURCHASE PLAN


    The Company has adopted a 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") covering an aggregate of 200,000 shares of Common Stock. The Stock Purchase Plan will become effective upon consummation of this Initial Public Offering and is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. All employees that have met the service eligibility requirements will be eligible to participate in the Stock Purchase Plan. Participating employees will be able to direct the Company to make payroll deductions of one to fifteen percent of their compensation during a purchase period for the purchase of shares under the Stock Purchase Plan. The purchase period for any offering, with the exception of the initial offering period, will be no more than three months. The Stock Purchase Plan will provide participating employees with the right, subject to certain limitations, to purchase the Company's Common Stock at a price equal to 85% of the lesser of the fair market value of the Company's Common Stock on the first day or the last day of the applicable purchase period, except that the price on the first day of the initial purchase period will be the price per share at which the shares of the Common Stock are first sold to the public in this Initial Public Offering, as specified on the cover page of this Prospectus. The Stock Purchase Plan will terminate on such date as the Board of Directors may determine, or automatically as of the date on which all of the shares the Company has reserved for purchase under the Stock Purchase Plan have been sold.

SCIENTIFIC ADVISORY BOARD

    The Company has established a Scientific Advisory Board to assist the Company with its product design and development and clinical trial activities, as well as other medical and scientific areas relating to the Company's business. The Company has a Proprietary Information and Inventions Agreement with each member of the Scientific Advisory Board.

    The Scientific Advisory Board is currently comprised of the following cardiologists:


NAME                                       AFFILIATIONS
-----------------------------------------  -----------------------------------------------------------------------
Martin Borggrefe, M.D., Ph.D.              Consultant Cardiologist and Director of Clinical Electrophysiology,
                                             Department of Cardiology and Angiology, Westfalische
                                             Wilhelms-University, Munster, Germany.

D. Wyn Davies, M.D., FRCP                  Consultant Cardiologist, St. Mary's Hospital, London, England.

Alan H. Kadish, M.D., FACC                 Chester and Deborah Cooley Associate Professor of Internal Medicine,
                                             Director of Electrophysiology Services and Electrocardiology,
                                             Northwestern University.

George J. Klein, M.D., FRCP, FACC          Professor, Department of Medicine, University of Western Ontario;
                                             Director, Arrhythmia Service, University Hospital, London, Ontario.

Karl-Heinz Kuck, M.D., FACC                Chief of Cardiology, Professor of Internal Medicine and Cardiology,
                                             Director, Electrophysiology Laboratory, Allgemeines Krankenhaus St.
                                             Georg, Hamburg, Germany.

Fred Morady, M.D., FACC                    Director, Clinical Electrophysiology Laboratory, Professor of Internal
                                             Medicine, Department of Internal Medicine, Division of Cardiology,
                                             University of Michigan.

Bruce L. Wilkoff, M.D., FACC               Director of Cardiac Pacing and Tachyrhythmia Devices, Director of the
                                             Cardiovascular Computer Unit, Staff Cardiologist, Cardiac Pacemakers
                                             and Electrophysiology Section, Department of Cardiology, The
                                             Cleveland Clinic Foundation; Associate Professor of Internal
                                             Medicine, Cleveland Clinic Foundation Health Science Center, Ohio
                                             State University.

                              CERTAIN TRANSACTIONS


    Since March 1993, the Company has sold shares of Preferred Stock as follows: in March 1993, the Company issued 775,000 shares of Series A Preferred Stock at a price of $1.00 per share; in December 1993, the Company issued 2,882,354 shares of Series B Preferred Stock at a price of $1.70 per share; in December 1993 (as described below), the Company issued 147,058 shares of Series B Preferred Stock in connection with the conversion of loans in the aggregate amount of $250,000 made by certain Series A Preferred Stockholders to the Company; in January 1995 and in March 1995, the Company issued 3,588,388 and 64,706 shares of Series B Preferred Stock, respectively, at a price of $1.70 per share; and in April 1996, the Company issued 1,953,700 shares of Series C Preferred Stock at a price of $5.12 per share. Each share of the Company's Preferred Stock will convert into one-half share of Common Stock upon completion of the Offerings, as a result of the one-for-two reverse stock split of the Common Stock. Certain of these shares were sold or issued to the Company's five percent stockholders and entities affiliated with directors. The Company sold such securities pursuant to preferred stock purchase agreements on substantially similar terms as were sold to nonaffiliated purchasers. The following table summarizes the Series A, Series B and Series C Preferred Stock purchased by the Company's five percent stockholders and entities affiliated with directors, and their affiliates:


                                                   COMMON STOCK ISSUABLE UPON
                                                  CONVERSION OF PREFERRED STOCK
                                                 -------------------------------
STOCKHOLDERS                                     SERIES A   SERIES B   SERIES C
-----------------------------------------------  ---------  ---------  ---------
New Enterprise Associates V, Limited
  Partnership and affiliated entities (1)......    362,500  1,419,118         --
Marquette Venture Partners II, L.P. and MVP II
  Affiliates Fund, L.P.........................         --    735,294         --
Sprout Capital VI, L.P. and DLJ Capital
  Corporation..................................         --    482,347         --
Coral Partners IV, Limited Partnership.........         --    441,177         --
Medtronic Asset Management, Inc................         --         --    976,850

------------------------

(1) Includes 50,000 shares of Series A Preferred Stock and 411,765 shares of Series B Preferred Stock held by ONSET Enterprise Associates, L.P., 50,000 Shares of Series A Preferred Stock and 88,236 Shares of Series B Preferred Stock held by Catalyst Ventures and 50,000 Shares of Series A Preferred Stock and 183,824 Shares of Series B Preferred Stock held by Chemicals & Materials Enterprise Associates, Limited Partnership.

    The investors in all of the above transactions have rights to require the Company to register shares pursuant to the Securities Act. See "Shares Eligible for Future Sale."

    Mr. Kase, a director of the Company, is a limited partner in New Enterprise Associates V, Limited Partnership.

    Mr. Daverman, a director of the Company, is the Managing General Partner and founder of Marquette Venture Partners II, L.P. and MVP II Affiliates Fund, L.P.

    Mr. McNerney, a director of the Company, is a partner of Coral Management Partners IV, the General Partner of Coral Partners IV, Limited Partnership.

    Mr. LaPorte, a director of the Company, is Vice President and General Manager of Medtronic CardioRhythm, an affiliate of Medtronic.

    The Company paid $694,000, $475,000 and $59,000 in 1994, 1995 and 1996, respectively, to Novel Biomedical, Inc. in connection with research and development activities performed for the Company. The owner of Novel Biomedical, Inc., Jonathan Kagan, is a founder and stockholder of the Company.

    On October 29, 1993 and November 29, 1993, the Company borrowed a total of $250,000 from certain Series A Preferred stockholders through the issuance of promissory notes. The promissory notes earned interest at a rate of 7.00% and were convertible into shares of Series B Preferred Stock at a price equal to the price paid per share by investors purchasing Series B Preferred Stock. The notes were converted into 147,058 shares of Series B Preferred Stock on December 23, 1993.


    In April 1996, the Company entered into an Investment Agreement (the "Investment Agreement") with a wholly-owned subsidiary of Medtronic, pursuant to which the Company sold to Medtronic 1,953,700 shares of the Company's Series C Preferred Stock for a purchase price of $10 million. See "Principal Stockholders." Each share of Series C Preferred Stock issued to Medtronic automatically converts to one-half share of Common Stock upon completion of the Offerings, as a result of the one-for-two reverse stock split of the Common Stock. Pursuant to the Investment Agreement, the Company has granted Medtronic a right of first offer with respect to the exclusive distribution of the EnSite System and related products in territories outside of North America. Under such right of first offer, Medtronic has the right for forty-five days from the date the Company delivers notice of its intention to distribute products in a territory outside of North America to enter into a distribution agreement with the Company covering that territory. If the Company and Medtronic are not able to reach agreement during such forty-five day period, the Company then has 180 days to enter into distribution arrangements for the territory with a third party on terms no less favorable to the Company than the last most favorable offer made by Medtronic. If no third party distribution agreement is reached within the 180 day time period, Medtronic's first offer right is reinstated. The Company also granted Medtronic certain rights to have the shares of Common Stock issued upon conversion of the Series C Preferred Stock registered under the federal securities laws. See "Shares Eligible for Future Sale." The Company has agreed to sell 750,000 shares of Common Stock of the Company in the Concurrent Private Placement to Medtronic at a price equal to the Price to the Public indicated on the cover page of this Prospectus. Medtronic currently owns 1,953,700 shares of Preferred Stock of the Company, which assuming conversion into 976,850 shares of Common Stock in connection with the Initial Public Offering, represents 17.0% of the Company's outstanding Common Stock. If Medtronic purchases 750,000 shares of the Common Stock in the Concurrent Private Placement, Medtronic will own 19.7% of the Company's outstanding Common Stock upon completion of this Initial Public Offering. See "Concurrent Private Placement of Shares to Medtronic," "Principal Stockholders" and "Underwriting."

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information regarding beneficial ownership of the Common Stock, as of the date hereof (after giving effect to the conversion of the outstanding shares of Preferred Stock into Common Stock upon the closing of the Initial Public Offering) and as adjusted to reflect the sale by the Company of 3,000,000 shares of Common Stock in the Offerings, by: (i) each person who is known by the Company to beneficially own more than five percent of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group:



                                                                             PERCENTAGE OF OUTSTANDING
                                                                                   SHARES OWNED
                                                                SHARES     -----------------------------
                                                              BENEFICIALLY     BEFORE          AFTER
NAME AND ADDRESS                                               OWNED(1)     OFFERINGS(1)    OFFERINGS(1)
------------------------------------------------------------  -----------  ---------------  ------------
Entities affiliated with New Enterprise Associates V,          1,319,853           22.9%           15.1%
  Limited Partnership (2) ..................................
  2490 Sand Hill Road
  Menlo Park, CA 94025
Medtronic Asset Management, Inc. ...........................     976,850           17.0            19.7(3)
  7000 Central Avenue NE
  Minneapolis, MN 55432
Marquette Venture Partners II, L.P. (4) ....................     735,294           12.8             8.4
  520 Lake Cook Road, Suite 450
  Deerfield, IL 60015
Sprout Capital VI, L.P. (5) ................................     482,347            8.4             5.5
  3000 Sand Hill Road
  Building 4, Suite 270
  Menlo Park, CA 94025-7114
ONSET Enterprises, L.P. (6) ................................     461,765            8.0             5.3
  2490 Sand Hill Road
  Menlo Park, CA 94025
Coral Partners IV, .........................................     441,177            7.7             5.0
  Limited Partnership
  60 South Sixth Street Suite 3510
  Minneapolis, MN 55402
Graydon E. Beatty (7).......................................     274,584            4.8             3.1
James W. Bullock (8)........................................     158,855            2.7             1.8
James E. Daverman (9).......................................     735,294           12.8             8.4
Robert G. Hauser, M.D. (8)..................................      16,667              *               *
Ronald H. Kase (10).........................................          --             --              --
Steven R. LaPorte (11)......................................          --             --              --
Peter H. McNerney (12)......................................     441,177            7.7             5.0
Frank J. Callaghan (8)......................................      22,500              *               *
Richard J. Omilanowicz (8)..................................      29,145              *               *
All executive officers and directors as a group (10            4,442,940           73.8            57.6
  persons)(13)..............................................


------------------------

 *  Less than 1%.

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of the date hereof ("Currently Exercisable Options") are deemed outstanding for computing the percentage benefically owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.

(2) Represents 947,794 shares held by New Enterprises Associates V, Limited Partnership, 233,824 shares held by Chemicals & Materials Enterprise Associates, Limited Partnership and 138,236 shares held by Catalyst Ventures.


(3) Includes 750,000 shares that the Company has agreed to sell to Medtronic in the Concurrent Private Placement. See "Concurrent Private Placement of Shares to Medtronic."


(4) Includes 20,426 shares held by MVP II Affiliates Fund, L.P.

(5) Includes 65,986 shares held by DLJ Capital Corporation.

(6) An affiliate of New Enterprise Associates.

(7) Includes 24,584 shares issuable pursuant to Currently Exercisable Options.

(8) Represents shares issuable pursuant to Currently Exercisable Options.


(9) Includes 735,294 shares beneficially owned by Marquette Venture Partners II, L.P. and MVP II Affiliates Fund, L.P. with respect to which Mr. Daverman has voting and investment power. See Note 4 above. Mr. Daverman is a Managing General Partner of Marquette Venture Partners II, L.P. Mr. Daverman disclaims beneficial ownership of these shares, except to the extent of his proportionate interest in Marquette Venture Partners II, L.P.


(10) Excludes shares beneficially owned by entities affiliated with New Enterprise Associates. See Notes 2 and 6. Mr. Kase is a limited partner of New Enterprise Associates V, Limited Partnership. Mr. Kase disclaims beneficial ownership of these shares, except to the extent of his proportionate interest in New Enterprise Associates V, Limited Partnership.

(11) Excludes shares beneficially owned by Medtronic Asset Management, Inc. See
    Note 3 above. Mr. LaPorte is Vice President and General Manager of Medtronic CardioRhythm, an affiliate of Medtronic. Mr. LaPorte disclaims beneficial ownership of these shares.


(12) Includes 441,177 shares beneficially owned by Coral Partners IV, Limited Partnership with respect to which Mr. McNerney has voting and investment power. Mr. McNerney is a partner of Coral Management Partners IV, the General Partner of Coral Partners IV, Limited Partnership. Mr. McNerney disclaims beneficial ownership of these shares, except to the extent of his proportionate interest in Coral Partners IV, Limited Partnership.


(13) See Notes 7, 8, 9, 10, 11 and 12 above. Includes an additional 6,250 shares of Common Stock issuable upon the exercise of outstanding options held by Mr. McFadden.

                          DESCRIPTION OF CAPITAL STOCK


    Upon completion of the Offerings, the total number of shares of all classes of stock which the Company has authority to issue will be 40,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of undesignated preferred stock, $.01 par value. As of December 31, 1996, there were 5,759,030 shares of Common Stock outstanding (assuming conversion into Common Stock of all outstanding shares of Preferred Stock), which were held of record by 68 stockholders, and no shares of undesignated preferred stock outstanding.


COMMON STOCK


    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There is no cumulative voting for the election of directors so that holders of more than 50% of the outstanding Common Stock of the Company can elect all directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor and in liquidation proceedings. Holders of Common Stock have no preemptive or subscription rights and there are no redemption rights with respect to such shares. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby and in the Concurrent Private Placement will be, fully paid and nonassessable.


PREFERRED STOCK


    As of December 31, 1996, there were outstanding 775,000, 6,682,506 and 1,953,700 shares of Series A, Series B and Series C Preferred Stock, respectively, and no shares of Series D Preferred Stock. All shares of outstanding Preferred Stock will be converted into an aggregate of 4,705,603 shares of Common Stock upon the closing of the Offerings.


    The Company's Board of Directors is authorized, without further stockholder action, to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the preferred stock.

    Although there is no current intention to do so, the Board of Directors of the Company may, without stockholder approval, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power or dividend rights of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company.

WARRANTS AND OPTIONS


    The Company has issued a warrant to purchase 5,000 shares of Common Stock at an exercise price of $.10 per share to Tikkun Resource Development. Such warrant is currently exercisable and expires in November 2003. Upon completion of the Offerings, such warrant will be exercisable for 2,500 shares of Common Stock at an exercise price of $.20 per share.



    The Company has issued, in connection with equipment leasing arrangements, a warrant to purchase 93,213 shares of its Series B Preferred Stock at an exercise price of $1.70 per share and a warrant to purchase 15,000 shares of its Series D Preferred Stock at an exercise price of $5.12 per share. Such warrants are currently exercisable and expire in November 2004 and August 2006, respectively. Upon completion of the Offerings, such warrants will be exercisable for 46,607 and 7,500 shares of Common Stock at exercise prices of $3.40 and $10.24 per share, respectively.


    As of December 31, 1996, the Company had issued options to purchase a total of 897,782 shares of Common Stock at a weighted average exercise of $1.14 per share. See "Management--Stock Plans."

    The above described warrants and all options granted under the Stock Option Plan provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in the corporate structure of the Company.

PROVISIONS OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
  AND AMENDED BYLAWS AND THE DELAWARE GENERAL CORPORATION LAW

    The existence of authorized but unissued preferred stock, described above, and certain provisions of the Company's Amended and Restated Certificate of Incorporation and Amended Bylaws and Delaware law, described below, could have an antitakeover effect. These provisions are intended to provide management flexibility, to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board of Directors and to discourage an unsolicited takeover of the Company if the Board of Directors determines that such a takeover is not in the best interests of the Company and its stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company which could deprive the Company's stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

    Pursuant to the Amended Bylaws, the Board of Directors of the Company is divided into three classes serving staggered three-year terms. As a result, at least two shareholders' meetings will generally be required for shareholders to effect a change in control of the Board of Directors.


    Following the consummation of the Initial Public Offering, the Company will be subject to the "Business Combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" is defined to include mergers, asset sales and other transactions resulting in a financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The Company's stockholders which owned 15% of the corporation's voting stock at the time of this Initial Public Offering are not interested stockholders subject to the "Business Combination" provisions of the Delaware General Corporation Law. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.


TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar with respect to the Common Stock will be Norwest Bank Minnesota, National Association.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Prior to the Initial Public Offering, there has not been any public market for Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price and impair the Company's ability to raise additional funds.



    Upon completion of the Offerings, the Company will have outstanding an aggregate of 8,759,031 shares of Common Stock, assuming the issuance of 2,250,000 shares of Common Stock offered by the Company hereby and 750,000 shares of Common Stock offered in the Concurrent Private Placement. Of the total outstanding shares of Common Stock, 2,250,000 shares will be freely tradeable without restriction or further registration under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act (whose sales would be subject to certain volume limitations and other restrictions described below).



    The remaining 6,509,031 shares of Common Stock held by existing stockholders upon completion of the Offerings, including the 750,000 shares that the Company has agreed to sell to Medtronic in the Concurrent Private Placement, will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. The Company, its officers, directors and certain of its stockholders (beneficially holding an aggregate of 5,623,196 of such restricted shares) have agreed that they will not sell, directly or indirectly, any Common Stock without the prior consent of Piper Jaffray Inc. for a period of 180 days from the date of this Prospectus. In the absence of such agreements, approximately 4,100,551 of the restricted shares will become eligible for sale 90 days from the date of this Prospectus, subject to compliance with the volume limitations and other restrictions of Rule 144, and approximately 538,126 of the restricted shares may become eligible for immediate sale without restriction pursuant to Rule 144(k).



    In general, under Rule 144, as in effect upon expiration of the contractual restrictions described above, if at least one year has elapsed from the date that shares of Common Stock were acquired from the Company or an affiliate of the Company, then the holder is entitled to sell in "brokers' transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of
(i) one percent of the then outstanding shares of Common Stock (87,590 shares immediately after the Offerings) or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale, subject to certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.


    The Company intends to file registration statements under the Securities Act, covering approximately 1,500,000, 200,000 and 200,000 shares of Common Stock reserved for issuance under, respectively, the Stock Option Plan the Directors' Plan and the Stock Purchase Plan. Such registration statements are expected to be filed soon after the date of this Prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the contractual restrictions described above. See "Management--Stock Plans."


    In addition, after the Offerings, the holders of approximately 5,455,603 shares of Common Stock (including the 750,000 shares that the Company has agreed to sell to Medtronic in the Concurrent Private Placement and shares issued upon the automatic conversion of the Company's Preferred Stock as a result of the Offering) (together, the "Registrable Securities") will be entitled to certain rights to cause the Company to register the sale of such shares under the Securities Act. After the Offerings, if the Company proposes to register any of its securities under the Securities Act for its own account, holders of Registrable Securities are entitled to notice of such registration and are entitled to include Registrable Securities therein, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. The holders of the Registrable Securities may require the Company to prepare and file a registration statement under the Securities Act at its expense (a "Demand Registration"), and the Company is required to use its best efforts to effect such Demand Registration, subject to certain conditions and limitations; provided that (except with respect to the 750,000 shares of Common Stock the Company has agreed to sell to Medtronic in the Concurrent Private Placement) the Company shall not be required to obtain the effectiveness of any registration statement filed pursuant to a Demand Registration until 180 days after the date of this Prospectus, at the earliest. Medtronic may invoke a Demand Registration with respect to the 750,000 shares of Common Stock to be sold in the Concurrent Private Placement upon consummation of the Offerings. Holders of Registrable Securities with an aggregate proposed offering price of not less than $500,000 may require the Company to file not more than two additional registration statements on Form S-3 under the Securities Act, subject to certain conditions and limitations. Registration of such shares would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration.


    The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock or the availability of Common Stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public markets or the perception that such sales will occur could adversely affect the market price or the future ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights."

                                  UNDERWRITING

    The Company has entered into a Purchase Agreement (the "Purchase Agreement") with the underwriters listed in the table below (the "Underwriters"), for whom Piper Jaffray Inc. and Volpe, Welty & Company are acting as representatives (the "Representatives"). Subject to the terms and conditions set forth in the Purchase Agreement, the Company has agreed to sell to the Underwriters, and each of the Underwriters has severally agreed to purchase, the following number of shares of Common Stock set forth opposite each Underwriter's name in the table below:


                                                                                   NUMBER OF
NAME                                                                                 SHARES
---------------------------------------------------------------------------------  ----------
Piper Jaffray Inc................................................................
Volpe, Welty & Company LLC.......................................................

                                                                                   ----------
      Total......................................................................   2,250,000
                                                                                   ----------
                                                                                   ----------



    Subject to the terms and conditions of the Purchase Agreement, the Underwriters have agreed to purchase all of the Common Stock being sold pursuant to the Purchase Agreement, if any is purchased (excluding shares covered by the over-allotment option granted therein). In the event of a default by any Underwriter, the Purchase Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated. The Company has also agreed to pay a fee
to the Representatives equal to $    per share of Common Stock offered and sold
in the Concurrent Private Placement.



    The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock directly to the public initially at the Initial Public Offering price set forth on the cover page of this Prospectus and
to certain dealers at such price less a concession not more than $        per
share. Additionally, the Underwriters may allow, and such dealers may reallow, a
concession not in excess of $        per share to certain other dealers. After
the Initial Public Offering, the initial public offering price and other selling terms may be changed by the Underwriters.



    The Company has granted to the Underwriters an option, exercisable by the Representatives within 30 days after the date of the Purchase Agreement, to purchase up to an additional 337,500 shares of Common Stock at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any of such additional shares pursuant to this option, each Underwriter will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Common Stock offered hereby.



    The Representatives have informed the Company that neither they, nor any other member of the National Association of Securities Dealers, Inc. (the "NASD") participating in the distribution of the Initial Public Offering, will make sales of shares of Common Stock offered hereby to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.



    The Initial Public Offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the Initial Public Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    The officers and directors of the Company and certain other stockholders designated by the Representatives, which will beneficially own in the aggregate 5,623,196 shares of Common Stock after the Offerings, have agreed that they will not directly or indirectly, sell, contract to sell, make any short sale, pledge or otherwise dispose of any shares of Common Stock options to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them prior to the date of the Prospectus for a period of 180 days after the date of this Prospectus, without the prior written consent of Piper Jaffray Inc. See "Shares Eligible For Future Sale." The Company has agreed that it will not, without the Representatives' prior written consent, offer, sell, issue or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options and warrants granted prior to the date hereof, and may grant additional options under the Stock Option Plans and Directors' Plan.


    Piper Jaffray Healthcare Capital Limited Partnership (SBIC) ("PJHCLP") and The Companion Fund Partnership, a general partnership, own of record and beneficially 157,313 and 24,326 shares of Common Stock of the Company, respectively. An entity affiliated with Piper Jaffray Inc., a Representative, is the general partner of PJHCLP. Certain employees of Piper Jaffray Inc. are general partners of The Companion Fund Partnership. The shares were purchased in connection with private placements of Preferred Stock.


    Prior to the Initial Public Offering, there has been no public market for the Common Stock. The Initial Public Offering price for the Common Stock has been determined by negotiation among the Company and the Representatives. Among the factors considered in determining the Initial Public Offering price were prevailing market and economic conditions, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management and the consideration of the above factors in relation to the market valuation of companies in related businesses. The Initial Public Offering price for the Common Stock should not be considered as an indication of the actual value of the Common Stock offered hereby. In addition, there can be no assurance that the Common Stock may be resold at a price equal to or greater than the Initial Public Offering price. See "Risk Factors--No Prior Public Market; Possible Volatility of Price."



    During and after the Initial Public Offering, the Underwriters may purchase and sell Common Stock in the open market. These transactions may include overallotment, stabilizing transactions and purchases to cover syndicate short positions created in connection with the Initial Public Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in the Initial Public Offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise, and these activities, if commenced, may be discontinued at any time.


    The Company has agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

                               VALIDITY OF SHARES

    The validity of the securities offered hereby will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota, and for the Underwriters by Faegre & Benson LLP, Minneapolis, Minnesota.

                                    EXPERTS

    The financial statements as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, and the period from May 21, 1992 (inception) to December 31, 1996, included in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and such financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed with the Securities and Exchange Commission (the "Commission"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. A copy of the Registration Statement, including exhibits and schedules thereto, may be inspected by anyone without charge at the Commission's principal office in Washington, D.C. and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. A copy of the Registration Statement is also available on the Commission's EDGAR site on the World Wide Web at: http:\\www.sec.gov.

    The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                          ENDOCARDIAL SOLUTIONS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Auditors.............................................................................     F-2

Balance Sheets.............................................................................................     F-3

Statements of Operations...................................................................................     F-4

Statement of Changes in Stockholders' Equity...............................................................     F-5

Statements of Cash Flows...................................................................................     F-7

Notes to Financial Statements..............................................................................     F-8

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Endocardial Solutions, Inc.

    We have audited the accompanying balance sheets of Endocardial Solutions, Inc. (a development stage company) as of December 31, 1995 and 1996, and the related statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, and for the period from May 21, 1992 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Endocardial Solutions, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, and for the period from May 21, 1992 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Minneapolis, Minnesota
January 9, 1997

                          ENDOCARDIAL SOLUTIONS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                         DECEMBER 31, 1996
                                                                   ------------------------------
                                                                        1995            1996
                                                                   --------------  --------------    PRO FORMA
                                                                                                   STOCKHOLDERS'
                                                                                                     EQUITY AT
                                                                                                    DECEMBER 31,
                                                                                                        1996
                                                                                                   --------------
                                                                                                    (UNAUDITED)
                                                     ASSETS
Current assets:
  Cash and cash equivalents......................................  $    1,863,788  $    6,157,491
  Prepaid expenses and other current assets......................          72,211          75,053
                                                                   --------------  --------------
Total current assets.............................................       1,935,999       6,232,544
Furniture and equipment..........................................         944,136       1,496,404
Less accumulated depreciation....................................         381,067         656,695
                                                                   --------------  --------------
                                                                          563,069         839,709
Deposits.........................................................          47,034          81,709
Patents, less accumulated amortization (1995--$22,019;
 1996--$37,339)..................................................          48,851          46,164
                                                                   --------------  --------------
Total assets.....................................................  $    2,594,953  $    7,200,126
                                                                   --------------  --------------
                                                                   --------------  --------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................  $      233,761  $      265,856
  Accrued salaries and expenses..................................          77,585         164,766
  Current portion of long-term debt and capital lease
    obligations..................................................         207,173         252,955
                                                                   --------------  --------------
Total current liabilities........................................         518,519         683,577
Long-term debt and capital lease obligations.....................         160,470         302,291
Stockholders' equity:
  Undesignated Preferred Stock, $.01 par value:
    Authorized shares--10,000,000 pro forma
    Issued and outstanding shares--none..........................              --              --  $           --
  Series A Preferred Stock, $.01 par value:
    Authorized shares--775,000
    Issued and outstanding shares--775,000.......................           7,750           7,750              --
  Series B Preferred Stock, $.01 par value:
    Authorized shares--6,799,096
    Issued and outstanding shares--6,682,506.....................          66,825          66,825              --
  Series C Preferred Stock, $.01 par value:
    Authorized shares--1,953,700
    Issued and outstanding shares--1,953,700.....................              --          19,537              --
  Common Stock, $.01 par value:
    Authorized shares--17,000,000; pro forma 40,000,000
    Issued and outstanding shares--1995--1,028,563;
      1996--1,053,428; pro forma--5,759,031......................          10,286          10,534          57,590
  Additional paid-in capital.....................................      11,973,840      23,444,359      23,491,415
  Deficit accumulated during the development stage...............     (10,142,737)    (16,623,338)    (16,623,338)
  Deferred compensation..........................................        --              (711,409)       (711,409)
                                                                   --------------  --------------  --------------
Total stockholders' equity.......................................       1,915,964       6,214,258  $    6,214,258
                                                                   --------------  --------------  --------------
                                                                                                   --------------
Total liabilities and stockholders' equity.......................  $    2,594,953  $    7,200,126
                                                                   --------------  --------------
                                                                   --------------  --------------

                            See accompanying notes.

                          ENDOCARDIAL SOLUTIONS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS

                                                                                                    PERIOD FROM
                                                                                                    MAY 21, 1992
                                                                YEAR ENDED DECEMBER 31,            (INCEPTION) TO
                                                      -------------------------------------------   DECEMBER 31,
                                                          1994           1995           1996            1996
                                                      -------------  -------------  -------------  --------------
Operating expenses:
  Research and development..........................  $   3,351,600  $   3,638,868  $   4,424,905  $   12,118,323
  General and administrative........................        858,527      1,087,905      1,911,242       4,197,557
  Sales and marketing...............................        281,564        122,848        373,348         816,977
                                                      -------------  -------------  -------------  --------------
Operating loss......................................     (4,491,691)    (4,849,621)    (6,709,495)    (17,132,857)

Other income (expense):
  Interest income...................................         89,592        198,878        293,585         590,316
  Interest expense..................................         (6,132)       (82,993)       (64,691)       (157,029)
                                                      -------------  -------------  -------------  --------------
                                                             83,460        115,885        228,894         433,287
                                                      -------------  -------------  -------------  --------------
Net loss for the period and deficit accumulated
 during development stage...........................  $  (4,408,231) $  (4,733,736) $  (6,480,601) $  (16,699,570)
                                                      -------------  -------------  -------------  --------------
                                                      -------------  -------------  -------------  --------------

Net loss per share..................................  $       (3.12) $       (3.33) $       (4.53) $       (11.98)
                                                      -------------  -------------  -------------  --------------
                                                      -------------  -------------  -------------  --------------
Weighted average number of common shares
 outstanding........................................      1,411,168      1,422,757      1,429,239       1,393,954
                                                      -------------  -------------  -------------  --------------
                                                      -------------  -------------  -------------  --------------
Supplemental loss per share:
  Pro forma net loss per share......................                                $       (1.12)
                                                                                    -------------
                                                                                    -------------
  Pro forma weighted average number of shares
    outstanding.....................................                                    5,809,225
                                                                                    -------------
                                                                                    -------------

                            See accompanying notes.

                          ENDOCARDIAL SOLUTIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                  SERIES A                SERIES B               SERIES C         COMMON
                                              PREFERRED STOCK         PREFERRED STOCK        PREFERRED STOCK       STOCK
                                           ----------------------  ----------------------  --------------------  ---------
                                            SHARES      AMOUNT      SHARES      AMOUNT      SHARES     AMOUNT     SHARES
                                           ---------  -----------  ---------  -----------  ---------  ---------  ---------
Balance at May 21, 1992 (inception)......     --       $  --          --       $  --          --      $  --         --
  Original issuance of Common Stock at
    $.01 per share.......................     --          --          --          --          --         --        750,000
  Sale of Common Stock at $.12 per share
    at various dates throughout the
    period...............................     --          --          --          --          --         --        250,000
  Net loss...............................     --          --          --          --          --         --         --
                                           ---------  -----------  ---------  -----------  ---------  ---------  ---------
Balance at December 31, 1992.............     --          --          --          --          --         --      1,000,000
  Sale of Common Stock at $.60 per share
    in January 1993......................     --          --          --          --          --         --         10,000
  Recapitalization resulting from
    election of C Corporation status.....     --          --          --          --          --         --         --
  Sale of Series A Preferred Stock at
    $1.00 per share in March 1993........    775,000       7,750      --          --          --         --         --
  Sale of Series B Preferred Stock at
    $1.70 in December 1993, net of
    offering costs.......................     --          --       2,882,354      28,823      --         --         --
  Conversion of notes payable to Series B
    Preferred Stock at $1.70 per share in
    December 1993........................     --          --         147,058       1,471      --         --         --
  Exercise of stock options..............     --          --          --          --          --         --            937
  Net loss...............................     --          --          --          --          --         --         --
                                           ---------  -----------  ---------  -----------  ---------  ---------  ---------
Balance at December 31, 1993 (brought
 forward)................................    775,000       7,750   3,029,412      30,294      --         --      1,010,937

                                                                    DEFICIT
                                                                  ACCUMULATED
                                                      ADDITIONAL   DURING THE   DEFERRED
                                                       PAID-IN    DEVELOPMENT    COMPEN-
                                            AMOUNT     CAPITAL       STAGE       SATION       TOTAL
                                           ---------  ----------  ------------  ---------  -----------
Balance at May 21, 1992 (inception)......  $  --      $   --       $   --       $  --      $   --
  Original issuance of Common Stock at
    $.01 per share.......................      7,500      --           --          --            7,500
  Sale of Common Stock at $.12 per share
    at various dates throughout the
    period...............................      2,500      27,500       --          --           30,000
  Net loss...............................     --          --          (72,321)     --          (72,321)
                                           ---------  ----------  ------------  ---------  -----------
Balance at December 31, 1992.............     10,000      27,500      (72,321)     --          (34,821)
  Sale of Common Stock at $.60 per share
    in January 1993......................        100       5,900       --          --            6,000
  Recapitalization resulting from
    election of C Corporation status.....     --         (76,228)      76,228      --          --
  Sale of Series A Preferred Stock at
    $1.00 per share in March 1993........     --         767,250       --          --          775,000
  Sale of Series B Preferred Stock at
    $1.70 in December 1993, net of
    offering costs.......................     --       4,863,208       --          --        4,892,031
  Conversion of notes payable to Series B
    Preferred Stock at $1.70 per share in
    December 1993........................     --         248,529       --          --          250,000
  Exercise of stock options..............          9         198       --          --              207
  Net loss...............................     --          --       (1,004,677)     --       (1,004,677)
                                           ---------  ----------  ------------  ---------  -----------
Balance at December 31, 1993 (brought
 forward)................................     10,109   5,836,357   (1,000,770)     --        4,883,740

                          ENDOCARDIAL SOLUTIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
            STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (CONTINUED)

                                                  SERIES A                SERIES B               SERIES C         COMMON
                                              PREFERRED STOCK         PREFERRED STOCK        PREFERRED STOCK       STOCK
                                           ----------------------  ----------------------  --------------------  ---------
                                            SHARES      AMOUNT      SHARES      AMOUNT      SHARES     AMOUNT     SHARES
                                           ---------  -----------  ---------  -----------  ---------  ---------  ---------
Balance at December 31, 1993 (carried
 forward)................................    775,000   $   7,750   3,029,412   $  30,294      --      $  --      1,010,937
  Exercise of stock options..............     --          --          --          --          --         --          3,750
  Net loss...............................     --          --          --          --          --         --         --
                                           ---------  -----------  ---------  -----------  ---------  ---------  ---------
  Balance at December 31, 1994...........    775,000       7,750   3,029,412   $  30,294      --         --      1,014,687
  Sale of Series B Preferred Stock at
    $1.70 per share in January and March
    1995, net of offering costs..........     --          --       3,653,094      36,531      --         --         --
  Value of warrants granted in connection
    with lease agreement.................     --          --          --          --          --         --         --
  Exercise of stock options..............     --          --          --          --          --         --         13,876
  Net loss...............................     --          --          --          --          --         --         --
                                           ---------  -----------  ---------  -----------  ---------  ---------  ---------
Balance at December 31, 1995.............    775,000       7,750   6,682,506      66,825      --         --      1,028,563
  Sale of Series C Preferred Stock at
    $5.12 per share in April 1996, net of
    offering costs.......................     --          --          --          --       1,953,700     19,537     --
  Value of warrants granted in connection
    with lease agreements................     --          --          --          --          --         --         --
  Exercise of stock options..............     --          --          --          --          --         --         24,865
  Deferred compensation related to stock
    options..............................     --          --          --          --          --         --         --
  Amortization of deferred
    compensation.........................     --          --          --          --          --         --         --
  Net loss...............................     --          --          --          --          --         --         --
                                           ---------  -----------  ---------  -----------  ---------  ---------  ---------
Balance at December 31, 1996.............    775,000   $   7,750   6,682,506   $  66,825   1,953,700  $  19,537  1,053,428
                                           ---------  -----------  ---------  -----------  ---------  ---------  ---------
                                           ---------  -----------  ---------  -----------  ---------  ---------  ---------

                                                                      DEFICIT
                                                                    ACCUMULATED
                                                        ADDITIONAL   DURING THE    DEFERRED
                                                         PAID-IN    DEVELOPMENT    COMPEN-
                                             AMOUNT      CAPITAL       STAGE        SATION      TOTAL
                                           -----------  ----------  ------------  ----------  ----------
Balance at December 31, 1993 (carried
 forward)................................   $  10,109   $5,836,357   $(1,000,770) $   --      $4,883,740
  Exercise of stock options..............          38          787       --           --             825
  Net loss...............................      --           --       (4,408,231)      --      (4,408,231)
                                           -----------  ----------  ------------  ----------  ----------
  Balance at December 31, 1994...........      10,147    5,837,144   (5,409,001)      --         476,334
  Sale of Series B Preferred Stock at
    $1.70 per share in January and March
    1995, net of offering costs..........      --        6,116,721       --           --       6,153,252
  Value of warrants granted in connection
    with lease agreement.................      --           15,846       --           --          15,846
  Exercise of stock options..............         139        4,129       --           --           4,268
  Net loss...............................      --           --       (4,733,736)      --      (4,733,736)
                                           -----------  ----------  ------------  ----------  ----------
Balance at December 31, 1995.............      10,286   11,973,840  (10,142,737)      --       1,915,964
  Sale of Series C Preferred Stock at
    $5.12 per share in April 1996, net of
    offering costs.......................      --        9,972,008       --           --       9,991,545
  Value of warrants granted in connection
    with lease agreements................      --            7,680       --           --           7,680
  Exercise of stock options..............         248        6,151       --           --           6,399
  Deferred compensation related to stock
    options..............................      --        1,484,680       --       (1,484,680)     --
  Amortization of deferred
    compensation.........................      --           --           --          773,271     773,271
  Net loss...............................      --           --       (6,480,601)      --      (6,480,601)
                                           -----------  ----------  ------------  ----------  ----------
Balance at December 31, 1996.............   $  10,534   $23,444,359 ($16,623,338) $ (711,409) $6,214,258
                                           -----------  ----------  ------------  ----------  ----------
                                           -----------  ----------  ------------  ----------  ----------

                            See accompanying notes.

                          ENDOCARDIAL SOLUTIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS

                                                                                                    PERIOD FROM
                                                                                                    MAY 21, 1992
                                                                YEAR ENDED DECEMBER 31,            (INCEPTION) TO
                                                      -------------------------------------------   DECEMBER 31,
                                                          1994           1995           1996            1996
                                                      -------------  -------------  -------------  --------------
OPERATING ACTIVITIES
Net loss............................................  $  (4,408,231) $  (4,733,736) $  (6,480,601) $  (16,699,570)
Adjustments to reconcile net loss to net cash used
  in operating activities:
    Depreciation and amortization...................        128,741        242,684        291,712         695,361
    Amortization of deferred compensation...........       --             --              773,271         773,271
    Value of warrants granted in connection with
      lease agreements..............................       --               15,846          7,680          23,526
    Loss on disposal of equipment...................          8,689       --                  784           9,473
    Changes in operating assets and liabilities:
      Prepaid expenses and other assets.............        (22,176)       (90,927)       (37,517)       (156,762)
      Accounts payable..............................        432,013       (232,539)        32,095         265,856
      Accrued salaries and expenses.................         25,150         36,438         87,181         164,766
                                                      -----------------------------------------------------------
Net cash used in operating activities...............     (3,835,814)    (4,762,234)    (5,325,395)    (14,924,079)

INVESTING ACTIVITIES
Purchases of furniture and equipment................       (593,611)      (146,286)      (553,816)     (1,464,236)
Patent expenditures.................................        (22,306)       (28,553)       (12,634)        (83,504)
Proceeds from sale of equipment.....................          3,612       --             --                 3,612
                                                      -------------  -------------  -------------  --------------
Net cash used in investing activities...............       (612,305)      (174,839)      (566,450)     (1,544,128)

FINANCING ACTIVITIES
Proceeds from notes payable.........................       --              504,629        409,125       1,163,754
Principal payments on notes payable and capital
  lease obligations.................................        (17,321)      (166,241)      (221,522)       (405,084)
Proceeds from issuance of common stock..............            825          4,268          6,403          46,745
Proceeds from issuance of preferred stock...........       --            6,153,252      9,991,542      21,820,283
                                                      -------------  -------------  -------------  --------------
Net cash provided by (used in) financing
  activities........................................        (16,496)     6,495,908     10,185,548      22,625,698
                                                      -------------  -------------  -------------  --------------
Increase (decrease) in cash and cash equivalents....     (4,464,615)     1,558,835      4,293,703       6,157,491
Cash and cash equivalents at beginning of period....      4,769,568        304,953      1,863,788        --
                                                      -------------  -------------  -------------  --------------
Cash and cash equivalents at end of period..........  $     304,953  $   1,863,788  $   6,157,491  $    6,157,491
                                                      -------------  -------------  -------------  --------------
                                                      -------------  -------------  -------------  --------------

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES
Purchase of equipment through capital lease
  obligations.......................................  $      47,655  $    --        $     409,125  $      456,780
                                                      -------------  -------------  -------------  --------------
                                                      -------------  -------------  -------------  --------------
Conversion of note payable for Series B Preferred
  Stock.............................................  $     250,000  $    --        $    --        $      250,000
                                                      -------------  -------------  -------------  --------------
                                                      -------------  -------------  -------------  --------------

                            See accompanying notes.

                          ENDOCARDIAL SOLUTIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. DESCRIPTION OF BUSINESS

    Endocardial Solutions, Inc. (the "Company") designs, develops and manufactures a minimally invasive and integrated diagnostic system that locates and facilitates treatment of cardiac tachyarrhythmias. Tachyarrhythmias are abnormal heart rhythms caused by disorders interfering with the normal electrical activity of the heart, which, if undetected and untreated, can cause palpitations, dizziness and fainting, or sudden cardiac death. The Company is developing products to diagnose ventricular tachycardia, a widespread, complex and serious form of tachyarrhythmia and intends to utilize its technology to produce products to diagnose atrial arrhythmias, including atrial fibrillation. The Company believes that its proprietary technology will enable physicians to rapidly and accurately map the heart's electric activity and locate the abnormal heart rhythms through three-dimensional imaging.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 1996, the Company's cost of investments in government securities approximated market value, with no resulting unrealized gains and losses recognized.

    FURNITURE AND EQUIPMENT

    Furniture and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets ranging from 3 to 7 years.

    PATENTS

    Patent costs are being amortized on a straight-line basis over five years. The Company periodically reviews its patents for impairment in value. Any adjustment from the analysis is charged to operations.

    INCOME TAXES

    Income taxes are accounted for under the liability method. Deferred income taxes are provided for temporary differences between financial reporting and tax bases of assets and liabilities.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    STOCK-BASED COMPENSATION

    The Company follows Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), and related interpretations in accounting for its stock options. Under APB 25, when the exercise price of stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                          ENDOCARDIAL SOLUTIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("Statement 123"). The Company adopted the disclosure only provisions of Statement 123. Accordingly, the Company has made pro forma disclosures of what net loss and loss per share would have been had the provisions of Statement 123 been applied to the Company's stock options.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company will record impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    NET LOSS PER SHARE

    Net loss per share is computed using the weighted average number of shares of common stock outstanding during the periods presented. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB No. 83"), shares convertible into common stock issued by the Company at prices less than the initial offering price during the 12 months immediately preceding the initial public offering, plus stock options and warrants granted at exercise prices less than the initial public offering price during the same period, have been included in the determination of shares used in calculating the net loss per share, using the treasury method, as if they were outstanding for all periods presented.

    Pro forma net loss per share computed in accordance with Accounting Principles Board Opinion No. 15 and SAB No. 83, after giving effect to the conversion of all series of convertible preferred stock into common stock, would be $(1.12) for the year ended December 31, 1996 on 5,809,225 pro forma weighted average number of shares outstanding.

    AUTOMATIC CONVERSION OF PREFERRED STOCK

    Upon the closing of the offering covered by this Prospectus, all outstanding shares of convertible preferred stock will automatically be converted in to an aggregate of 4,705,603 shares of common stock. Assuming conversion of the convertible preferred stock, but without giving effect to the offering itself, the unaudited pro forma amounts of stockholders' equity at December 31, 1996 are presented in the balance sheet.

3. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

    During January 1995, the Company executed a two-year and a three-year loan agreement for approximately $245,000 and $259,000, respectively. The two-year and three-year loan agreements accrue interest at 11.5% and 10.5% per annum, respectively, and are payable in monthly installments of $11,377 and $8,358 including interest, respectively. The total amount payable under the loan agreements as of December 31, 1995 and 1996 was approximately $368,000 and $160,000, respectively.

    In October 1996, the Company entered into an equipment lease agreement with a venture leasing company which provides lease financing of up to $1.0 million under a lease line of credit for the acquisition of furniture, fixtures and research and development equipment. As of December 31, 1996, the Company

                          ENDOCARDIAL SOLUTIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

3. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS (CONTINUED) used $409,000 of the line of credit which is included under capital lease obligations on the Company's balance sheets. The line of credit expires on July 15, 1997, and as of December 31, 1996, there remained $591,000 available under this agreement.

    The Company leases certain research and development equipment under leases which are accounted for as capital leases for financial statement purposes. The cost of furniture and equipment in the accompanying balance sheets includes the following amounts under capital leases:

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1995        1996
                                                                         ---------  ----------
Research and development equipment.....................................  $  47,655  $  456,780
Less accumulated amortization..........................................     22,700      69,096
                                                                         ---------  ----------
Net assets under capital leases........................................  $  24,955  $  387,684
                                                                         ---------  ----------
                                                                         ---------  ----------

    Future minimum lease payments under capital leases and principal maturities of long-term debt consisted of approximately the following as of December 31, 1996:

                                                            CAPITAL     LONG-TERM
                                                             LEASES       DEBT        TOTAL
                                                           ----------  -----------  ----------
Year ending December 31:
  1997...................................................  $  154,699   $ 122,091   $  276,790
  1998...................................................     154,699      38,378      193,077
  1999...................................................     136,434      --          136,434
                                                           ----------  -----------  ----------
Total minimum payments...................................     445,832     160,469      606,301
Less amount representing interest........................      51,055      --           51,055
                                                           ----------  -----------  ----------
Present value of net minimum payments....................     394,777     160,469      555,246
Less current portion.....................................     130,864     122,091      252,955
                                                           ----------  -----------  ----------
Long-term obligations, net of current portion............  $  263,913   $  38,378   $  302,291
                                                           ----------  -----------  ----------
                                                           ----------  -----------  ----------

    Interest paid for the years ended December 31, 1994, 1995 and 1996 was $6,132, $82,993 and $64,691, respectively.

4. OPERATING LEASES

    The Company leases its office facility and certain equipment under operating lease agreements which expire on various dates through 1999. Under the office facility agreement, the Company is required to pay a base rent plus certain operating expenses. Rent expense was $87,152, $275,311 and $178,419 for the years ended December 31, 1994, 1995 and 1996, respectively.

                          ENDOCARDIAL SOLUTIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

4. OPERATING LEASES (CONTINUED)
    Future minimum lease commitments required under non-cancelable operating leases with remaining terms in excess of one year as of December 31, 1996 are as follows:

Year ending December 31:
  1997............................................................  $ 477,027
  1998............................................................    356,578
  1999............................................................     53,949
                                                                    ---------
                                                                    $ 887,554
                                                                    ---------
                                                                    ---------

5. PREFERRED STOCK

    On March 26, 1993, the Company issued 775,000 shares of Series A Preferred Stock to investors at $1.00 per share. On December 22, 1993, the Company issued 2,882,354 shares of Series B Preferred Stock to investors at $1.70 per share. On January 31, 1995 and on March 7, 1995, the Company issued 3,588,388 and 64,706 shares of Series B Preferred Stock, respectively, to investors at $1.70 per share. The Series A and Series B Preferred Stock have certain voting and registration rights, are convertible into common stock on a one-for-one basis and have preference over common stock upon liquidation.

    On October 29, 1993 and on November 29, 1993, the Company borrowed $125,000 on each date from certain Series A Preferred stockholders. The notes earned interest at 7% and were either payable January 15, 1994 or convertible into Series B Preferred Stock at a price equal to the price paid per share by investors purchasing Series B Preferred Stock. The notes were converted into 147,058 shares of Preferred Stock on December 23, 1993.

    On April 24, 1996, the Company issued 1,953,700 shares of Series C Preferred Stock to investors at $5.12 per share from which the Company received net proceeds of $9,992,000. The Series C Preferred Stock has certain voting and registration rights, is convertible into common stock on a one-for-one basis and has preference over common stock upon liquidation.

6. STOCK AUTHORIZATION AND STOCK SPLIT

    Subsequent to December 31, 1996, the Board of Directors approved a reverse stock split of 1-for-2 for the Company's common stock. Accordingly, all share, per share, weighted average share, and stock option information has been restated to reflect the split. The reverse stock split will have no effect upon the numbers of shares of preferred stock issued and outstanding (as opposed to the conversion prices of the preferred stock and the numbers of shares of common stock into which the preferred stock will convert). Accordingly, all preferred stock and preferred stock price amounts have not been adjusted for the reverse stock split. In addition, the Board of Directors approved an increase in the authorized shares of capital stock to 50,000,000 including 40,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock.

                          ENDOCARDIAL SOLUTIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

7. STOCK OPTIONS AND WARRANTS

    The Company has a stock option plan to provide incentives to employees and consultants. The options can either be incentive stock options (ISO) or nonstatutory stock options (NSO). Options granted under the plan are at prices not less than fair market value on the date of the grant. The plan authorizes the issuance of options to officers, other key employees and advisors. The following table summarizes activity under the plan:

                                                                              PLAN OPTIONS
                                                                SHARES        OUTSTANDING         WEIGHTED AVERAGE
                                                              AVAILABLE   --------------------   EXERCISE PRICE PER
                                                              FOR GRANT      NSO        ISO            SHARE
                                                              ----------  ---------  ---------  --------------------
Balance at December 31, 1993................................     243,000     24,063    104,500          $.20
  Additional shares reserved for issuance...................     375,000     --         --               --
  Granted...................................................    (290,000)    27,500    262,500          .34
  Canceled..................................................      20,000     --        (20,000)         .34
  Exercised.................................................      --         (3,750)    --              .22
                                                              ----------  ---------  ---------
Balance at December 31, 1994................................     348,000     47,813    347,000          .29
  Granted...................................................    (301,500)    33,500    268,000          .34
  Canceled..................................................      47,062     --        (47,062)         .33
  Exercised.................................................      --         --        (13,876)         .31
                                                              ----------  ---------  ---------
Balance at December 31, 1995................................      93,562     81,313    554,062          .32
  Additional shares reserved for issuance...................     350,000     --         --               --
  Granted...................................................    (298,750)     6,250    292,500          2.80
  Canceled..................................................      11,478     --        (11,478)         .33
  Exercised.................................................      --        (10,313)   (14,552)         .26
                                                              ----------  ---------  ---------
Balance at December 31, 1996................................     156,290     77,250    820,532         $1.14
                                                              ----------  ---------  ---------
                                                              ----------  ---------  ---------

    The following table summarizes information about the stock options outstanding at December 31, 1996:

                                                          OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                             ---------------------------------------------  -----------------------
                                                                                WEIGHTED-                WEIGHTED-
                                                               WEIGHTED-         AVERAGE                  AVERAGE
                                               NUMBER      AVERAGE REMAINING    EXERCISE      NUMBER     EXERCISE
         RANGE OF EXERCISE PRICES            OUTSTANDING   CONTRACTUAL LIFE       PRICE     EXERCISABLE    PRICE
-------------------------------------------  -----------  -------------------  -----------  ----------  -----------
              $     .20 - .34                   601,532           7 years       $     .32     362,384    $     .29
                          .60                    24,750           7 years             .60       5,500          .60
                         2.40                   168,500           9 years            2.40       4,021         2.40
                         3.70                    79,000           9 years            3.70       3,750         3.70
                         5.00                    24,000          10 years            5.00       --          --
                                             -----------         --------           -----   ----------       -----
              $   .20 - $5.00                   897,782         7.5 years       $    1.14     375,655    $     .36
                                             -----------                                    ----------
                                             -----------                                    ----------

    Options outstanding under the plan expire at various dates during the period from April 2003 through December 2006. Exercise prices for options outstanding as of December 31, 1996 ranged from $.20 to

                          ENDOCARDIAL SOLUTIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

7. STOCK OPTIONS AND WARRANTS (CONTINUED)
$5.00 per share. The number of options exercisable as of December 31, 1994, 1995 and 1996 were 107,708, 223,993 and 375,655, respectively at weighted average exercise prices of $.26, $.29 and $.36 per share, respectively.

    The weighted-average grant date fair value of options granted during the years ended December 31, 1995 and 1996 was $3.12 and $5.58 per share, respectively.

    In November 1994, the Company entered into a three year operating lease agreement for research and development equipment. In connection with the agreement, the Company granted the lessor a warrant to purchase 93,213 shares of Series B Preferred Stock at $1.70 per share. The warrant expires five years from the grant date and was deemed to have a value of $15,846. Such value was expensed during the year ended December 31, 1995.

    In October 1996, the Company entered into an equipment lease agreement for research and development equipment. In connection with the agreement, the Company granted the venture leasing company a warrant to purchase 15,000 shares of the Company's Series D Preferred Stock at a purchase price of $5.12 per share. The warrant expires five years from the grant date and was deemed to have a value of $7,680. Such value was expensed during the year ended December 31, 1996.

    The Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25") and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("Statement 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net loss and loss per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of Statement 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1995 and 1996: risk-free interest rates ranging from 5.0% to 6.2%, respectively; dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of .41 and a weighted-average expected life of the option of 4 years.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                          ENDOCARDIAL SOLUTIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

7. STOCK OPTIONS AND WARRANTS (CONTINUED)
    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                                        1995            1996
                                                                    -------------   -------------
Pro forma net loss................................................  $   4,841,089   $   6,836,294
Pro forma net loss per common share...............................      $3.40           $4.78

    The pro forma effect on net loss for 1995 and 1996 is not representative of the pro forma effect on net loss in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

8. DEFERRED COMPENSATION

    For options granted during the year ended December 31, 1996 to purchase a total of 298,750 shares of common stock at exercise prices ranging from $.34 to $5.00 per share, the Company recognized $1,484,680 as deferred compensation expense for the excess of the deemed value for accounting purposes of the common stock issuable upon exercise of such options over the aggregate exercise price of such options. The deferred compensation expense is amortized ratably over the vesting period of the options. For the year ended December 31, 1996, $773,271 was expensed.

    The remaining unamortized deferred compensation expense is expected to be charged to operations as follows:

1997..............................................................  $ 402,101
1998..............................................................    216,516
1999..............................................................     92,792
                                                                    ---------
                                                                    $ 711,409
                                                                    ---------
                                                                    ---------

9. INCOME TAXES

    At December 31, 1996, the Company had net operating loss carryforwards of approximately $15,850,000. The net operating loss carryforwards are available to offset future taxable income and begin to expire in the year 2007. No benefit has been recorded for such loss carryforwards, and utilization in future years may be limited under Section 382 of the Internal Revenue Code if significant ownership changes have occurred.

    Components of deferred tax assets are as follows:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1995           1996
                                                                  -------------  -------------
Net operating loss carryforwards................................  $   4,054,000  $   6,340,000
Less valuation allowance........................................     (4,054,000)    (6,340,000)
                                                                  -------------  -------------
Deferred tax asset..............................................  $    --        $    --
                                                                  -------------  -------------
                                                                  -------------  -------------

                          ENDOCARDIAL SOLUTIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996

10. RELATED PARTY TRANSACTION

    The Company paid approximately $694,000, $475,000 and $59,000 for the years ended December 31, 1994, 1995 and 1996, respectively, to Novel Biomedical in connection with research and development performed for the Company. The owner of Novel Biomedical is a founder and stockholder of the Company.

11. SOURCES OF SUPPLY

    The Company purchases raw materials and cetain key components of its products, including the computer workstation and certain components for its catheter from sole, single or limited source suppliers. The Company currently has no agreements that would assure delivery of raw materials and components from such suppliers. Establishing additional or replacement suppliers for any of the numerous components used in the Company's products, if required, may not be accomplished quickly and could involve significant additional costs. The inability of any of the Company's suppliers to provide an adequate supply of components in a timely manner, or the inability of the Company to locate qualified alternative suppliers for material and components at reasonable costs, could adversely affect the Company's business, financial condition and results of operations.

No dealer, salesperson or other person is authorized to give any information or to make representations not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the affairs of the Company since the date hereof or the information herein is correct as of any time subsequent to the date of this Prospectus.
                            ------------------------

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Concurrent Private Placement of Shares to Medtronic.......................   18
Use of Proceeds...........................................................   18
Dividend Policy...........................................................   18
Dilution..................................................................   19
Capitalization............................................................   20
Selected Financial Data...................................................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   22
Business..................................................................   24
Management................................................................   39
Certain Transactions......................................................   47
Principal Stockholders....................................................   49
Description of Capital Stock..............................................   51
Shares Eligible for Future Sale...........................................   53
Underwriting..............................................................   55
Validity of Shares........................................................   57
Experts...................................................................   57
Additional Information....................................................   57
Index to Financial Statements.............................................  F-1


                            ------------------------

UNTIL            , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                2,250,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                               -----------------
                              P R O S P E C T U S
                               -----------------

                               PIPER JAFFRAY INC.

                           VOLPE, WELTY & COMPANY LLC

                                           , 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following fees and expenses will be paid by the Company in connection with the issuance and distribution of the securities registered hereby and do not include underwriting commissions and discounts. All such expenses, except for the SEC, are estimated.

SEC registration fee..............................................  $  12,546
NASD filing fee...................................................      5,000
Nasdaq Stock Market listing fee...................................     40,000
Legal fees and expenses...........................................    150,000
Accounting fees and expenses......................................     80,000
Blue Sky fees and expenses........................................     10,000
Transfer Agent's and Registrar's fees.............................     10,000
Printing and engraving expenses...................................     75,000
Miscellaneous.....................................................     17,454
                                                                    ---------
        Total.....................................................  $ 400,000
                                                                    ---------
                                                                    ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VIII, Section 8.01 of the Company's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Company's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Reference is made to section six of the Purchase Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Company against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


    The information set forth below gives effect to (i) a one-for-two reverse split of the Company's capital stock to be effected upon closing of the Offerings and (ii) the automatic conversion of all shares of Preferred Stock into shares of Common Stock upon the closing of the Offerings.


    Since January 28, 1994, the Company has issued and sold the following securities that were not registered under the Securities Act:

    1. In November 1994, the Company issued a warrant to purchase an aggregate of 46,607 shares of the Company's Series B Preferred Stock, with an exercise price of $3.40 per share, to Comdisco, Inc.

    2. In January 1995, the Company issued and sold 1,794,194 shares of Series B Preferred Stock at $3.40 per share, convertible into the same number of shares of Common Stock, to a total of 12 investors, including certain existing shareholders, venture capital firms and investment partnerships, for an aggregate purchase price of $6,100,258.

    3. In March 1995, the Company issued and sold 32,353 shares of Series B Preferred Stock at $3.40 per share, convertible into the same number of shares of Common Stock, to a total of 2 investors for an aggregate purchase price of $110,000.

    4. In April 1996, the Company issued and sold 976,850 shares of Series C Preferred Stock at $10.24 per share, convertible into the same number of shares of Common Stock, to Medtronic for an aggregate purchase price of $10,000,000.

    5. In August 1996, the Company issued a warrant to purchase an aggregate of 7,500 shares of the Company's Series D Preferred Stock, with an exercise price of $10.24 per share, to Comdisco, Inc.

    The sales of the above securities were deemed to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of the securities in each such transaction represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Company or otherwise, to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


 NUMBER    DESCRIPTION
---------  --------------------------------------------------------------------------------------------------
   1.1     Purchase Agreement

   3.1*    Certificate of Incorporation of the Company (current)

   3.2*    Amended and Restated Certificate of Incorporation of the Company (as proposed to be effective upon closing of the Offerings)

   3.3*    Amended Bylaws of the Company

   4.1*    Form of Certificate of Common Stock

   4.2*    Warrant Agreement dated November 18, 1993 between the Company and Tikkun Resource Development relating to warrant issued to Tikkun Resource Development to purchase shares of Common Stock.

   4.3*    Warrant Agreement dated November 15, 1994 between the Company and Comdisco, Inc. relating to
             Warrant issued to Comdisco, Inc. to purchase shares of Series B Preferred Stock

   4.4*    Warrant Agreement dated August 20, 1996 between the Company and Comdisco, Inc. relating to Warrant issued to Comdisco, Inc. to purchase shares of Series D Preferred Stock

   5.1*    Opinion of Dorsey & Whitney LLP

 NUMBER    DESCRIPTION
---------  --------------------------------------------------------------------------------------------------
  10.1*    Real Property Lease Agreement dated September 15, 1993 between the Company and the Port Authority of St. Paul, together with Amendment Nos. 1, 2 and 3 thereto dated February 6, 1995, May 16,
             1995 and June 4, 1996, respectively

  10.2*    Master Lease Agreement dated November 14, 1994, as amended, between the Company and Comdisco,
             Inc., with Exhibits

  10.3*    1993 Long-Term Incentive and Stock Option Plan, including forms of option agreements

  10.4*    Directors' Stock Option Plan

  10.5*    1997 Employee Stock Purchase Plan

  10.6*    Employment Agreement dated May 25, 1994 between the Company and James W. Bullock

  10.7*    Change in Control Agreement dated June 28, 1996 between the Company and Dennis J. McFadden

  10.8*    Investment Agreement dated April 26, 1996 between the Company and Medtronic, Inc.

  10.9*    Amended and Restated Investors Rights Agreement dated January 31, 1995, together with Amendments thereto dated March 1, 1995 and April 26, 1996, respectively, between the Company and the holders of the Company's Series A and Series B Preferred Stock

  10.10    Stock Purchase Agreement between the Company and Medtronic, Inc.

  11.1*    Statement Re: Computation of Net Loss Per Share

  23.1     Consent of Ernst & Young LLP

  23.2*    Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

  24.1*    Power of Attorney


------------------------

*   Previously filed.

(b) Financial Statement Schedules

    None.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant further undertakes that:

(1) It will provide to the Underwriters at the closing specified in the Purchase Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

(2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 17, 1997.


                                ENDOCARDIAL SOLUTIONS, INC.

                                By:             /s/ JAMES W. BULLOCK
                                     -----------------------------------------
                                                  James W. Bullock
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on March 17, 1997.


               SIGNATURE                                  TITLE
----------------------------------------  --------------------------------------
          /s/ JAMES W. BULLOCK            President, Chief Executive Officer and
----------------------------------------    Director (principal executive
            James W. Bullock                officer)

         /s/ DENNIS J. MCFADDEN           Chief Financial Officer and Vice
----------------------------------------    President, Finance (principal
           Dennis J. McFadden               financial and accounting officer)

           GRAYDON E. BEATTY*             Director

            RONALD H. KASE*               Director

           PETER H. MCNERNEY*             Director

           JAMES E. DAVERMAN*             Director

        ROBERT G. HAUSER, M.D.*           Director

           STEVEN R. LAPORTE*             Director

*By:    /s/ JAMES W. BULLOCK
      -------------------------
          James W. Bullock
          ATTORNEY-IN-FACT